ASSET SALE AND PURCHASE AGREEMENT

by and between

FARMLAND INDUSTRIES, INC.,

as Debtor-in-Possession,

and

KOCH NITROGEN COMPANY,

as Buyer

TABLE OF CONTENTS

Page

SECTION 1.                        DEFINITIONS.                                                                                                                    1

SECTION 2.                        PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES.                                 17

     2.1                    Transferred Assets                                                                                                                           17

     2.2                    Liabilities.                                                                                                                                          18

     2.3                    Excluded Assets.                                                                                                                               19

     2.4                    Other Rights Granted.                                                                                                                      19

SECTION 3.                        ESCROW ACCOUNTS AND PURCHASE PRICE.                                                          20

     3.1                    Escrow Accounts.                                                                                                                              20

     3.2                    The Purchase Price and Allocation.                                                                                                 21

     3.3                    Payment of the Closing Purchase Price                                                                                           22

     3.4                    Net Working Capital Adjustment                                                                                                     22

SECTION 4.                        CLOSING.                                                                                                                           24

4.1                    Closing Date                                                                                                                                           25

4.2                    Closing Deliveries                                                                                                                                  25

4.3                    Prorations as of the Closing Date                                                                                                         26

SECTION 5.                        SELLER'S REPRESENTATIONS AND WARRANTIES.                                                  27

5.1                    Authorization for Agreement and Consent                                                                                           27

5.2                    Organization of Seller                                                                                                                            27

5.3                    Consents and Approvals                                                                                                                        27

5.4                    No Violations                                                                                                                                          27

5.5                    No Default                                                                                                                                              28

5.6                    Real Property.                                                                                                                                        28

5.7                    Title to and Use of Property.                                                                                                                 29

5.8                    Tangible Property                                                                                                                                  30

5.9                    Sufficiency of Assets                                                                                                                             30

5.10                    Litigation                                                                                                                                              30

5.11                    No Finder's Fee                                                                                                                                   30

page i

5.12                    Financial Statements                                                                                                                           30

5.13                    Legal Compliance                                                                                                                                31

5.14                    Environmental Laws                                                                                                                            31

5.15                    Taxes.                                                                                                                                                   32

5.16                    Employees -- Benefits                                                                                                                         33

5.17                    Intellectual Property                                                                                                                            34

5.18                    Contracts and Cure Amounts                                                                                                              34

5.19                    No Changes; Conduct of Business                                                                                                      35

5.20                    Books and Records                                                                                                                              35

5.21                    Accuracy of Statements                                                                                                                       35

SECTION 6.                        REPRESENTATION AND WARRANTIES OF BUYER.                                                  35

6.1                    Authorization for Agreement and Consents                                                                                          35

6.2                    Organization                                                                                                                                           35

6.3                    No Violation                                                                                                                                           35

6.4                    Finder's Fees                                                                                                                                          35

6.5                    No Litigation                                                                                                                                           36

6.6                    No Financing Contingency                                                                                                                     36

SECTION 7.                        COVENANTS.                                                                                                                    36

7.1                    Seller's Chapter 11 Bankruptcy Case.                                                                                                  36

7.2                    Seller's Employees.                                                                                                                                 36

7.3                    Access.                                                                                                                                                     39

7.4                    HSR Act                                                                                                                                                   40

7.5                    Permits and Consents                                                                                                                             40

7.6                    Title Commitments and Lease Consents.                                                                                              41

7.7                    Conduct of the Business by Seller Pending Closing                                                                              41

7.8                    Public Announcements                                                                                                                            42

7.9                    Exclusivity                                                                                                                                               42

7.10                    Financial Statements                                                                                                                             43

7.11                    IRS Form 8594                                                                                                                                      43

7.12                    Rights of First Refusal                                                                                                                          43

7.13                    Limitation on Encumbrances                                                                                                                 43

SECTION 8.                        TAX MATTERS.                                                                                                                  43

page ii

8.1                    Sales and Transfer Taxes                                                                                                                       44

8.2                    Cooperation on Tax Matters                                                                                                                  44

8.3                    Tax Clearance Certificates                                                                                                                     44

SECTION 9.                        CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.                                           44

9.1                    Representations and Warranties True.                                                                                                 44

9.2                    Compliance with Agreement                                                                                                                  45

9.3                    Bankruptcy Court Approval                                                                                                                   45

9.4                    Status of Title and Survey                                                                                                                      45

9.5                    HSR Act                                                                                                                                                   45

9.6                    Permits                                                                                                                                                     45

9.7                    No Order                                                                                                                                                  46

9.8                    Consents and Approvals                                                                                                                          46

9.9                    No Material Adverse Effect                                                                                                                   46

9.10                    No Casualty Loss                                                                                                                                   46

9.11                    Tax Matters                                                                                                                                           46

9.12                    Transition Services Agreement                                                                                                            46

9.13                    Williams Agreement                                                                                                                              46

9.14                    Coffeyville Letter Agreement                                                                                                               46

SECTION 10.                        CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.                                         46

10.1                    Representations and Warranties True                                                                                                 46

10.2                    Compliance with Agreement                                                                                                                  47

10.3                    HSR Act                                                                                                                                                  47

10.4                    No Order                                                                                                                                                 47

10.5                    Bankruptcy Court Approval                                                                                                                  47

SECTION 11.                        POST CLOSING.                                                                                                                47

11.1                    Further Assurances                                                                                                                                47

11.2                    Books and Records; Personnel                                                                                                             47

11.3                    Seller's Name                                                                                                                                         48

SECTION 12.                        INDEMNIFICATION.                                                                                                        48

12.1                    Indemnification by Seller                                                                                                                       48

12.2                    Indemnification by Buyer                                                                                                                       49

page iii

12.3                    Indemnification Procedures                                                                                                                   50

12.4                    Limitations on Indemnification Obligations; Exclusive Remedy.                                                        50

12.5                    Release of Indemnification Holdback for Indemnification Claims                                                      51

12.6                    Survival                                                                                                                                                   52

12.7                    Treatment of Indemnification Payments                                                                                               52

SECTION 13.                        TERMINATION, BREAK-UP FEE AND REMEDIES.                                                      52

13.1                    Termination                                                                                                                                            52

13.2                    Break-Up Fee, Expense Reimbursement and Termination Fee.                                                         53

13.3                    Remedies.                                                                                                                                              54

13.4                    Survival                                                                                                                                                  55

SECTION 14.                        MISCELLANEOUS.                                                                                                           55

14.1                    Expenses                                                                                                                                                55

14.2                    Inform of Litigation                                                                                                                                56

14.3                    Assignment                                                                                                                                             56

14.4                    Governing Law                                                                                                                                       56

14.5                    Amendment and Modification                                                                                                               56

14.6                    Notices                                                                                                                                                    56

14.7                    Entire Agreement                                                                                                                                   57

14.8                    Successors                                                                                                                                              57

14.9                    Counterparts                                                                                                                                          57

14.10                    Severability                                                                                                                                           57

14.11                    Headings                                                                                                                                               58

14.12                    Schedules                                                                                                                                              58

14.13                    Jurisdiction                                                                                                                                           58

page iv

ASSET SALE AND PURCHASE AGREEMENT

THIS ASSET SALE AND PURCHASE AGREEMENT (this "Agreement") is made and entered into this 17th day of February, 2003, by and between FARMLAND INDUSTRIES, INC., Debtor-in-Possession, a Kansas corporation (hereinafter referred to as "Seller"), and KOCH NITROGEN COMPANY, a Nebraska corporation (hereinafter referred to as "Buyer").

WITNESSETH:

WHEREAS, Seller's operations include the production, distribution and sale of nitrogen fertilizers and related by-products and co-products produced at the plants and terminals listed on Exhibit A attached hereto (the "Business");

WHEREAS, Seller is currently in possession of its assets as a Debtor-in-Possession pursuant to Title 11, U.S. Code, Sections 101 et seq. (the "Bankruptcy Code"), in the Chapter 11 administratively consolidated cases of Farmland Industries, Inc. and its filing subsidiaries, Case No. 02-50557-JWV (hereinafter referred to as the "Bankruptcy Cases"), presently pending in the United States Bankruptcy Court for the Western District of Missouri (Kansas City) (hereinafter referred to as the "Bankruptcy Court"), and Seller, upon proper approval and authorization from the Bankruptcy Court, may sell and assign assets outside of the ordinary course of business;

WHEREAS, Seller desires to sell, assign, transfer and convey to Buyer certain of its properties, assets and liabilities used in and arising out of the Business, and Buyer desires to acquire from Seller such properties, assets and liabilities, all upon the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1.     DEFINITIONS.

The following terms used in this Agreement shall have the following meanings:

"Access Agreement" means the letter agreement, dated as of December 10, 2002, from Seller to Buyer regarding environmental due diligence.

"Action" has the meaning assigned to that term in Section 9.7 of this Agreement.

"Adjustment Amount" has the meaning assigned to that term in Section 3.4(d) of this Agreement.

"Adjustment Amount Escrow" has the meaning assigned to that term in Section 3.1(d) of this Agreement.

"Adjustment Amount Escrow Account"has the meaning assigned to that term in Section 3.1(d) of this Agreement.

"Adjustment Amount Escrow Agreement"has the meaning assigned to that term in Section 3.1(d) of this Agreement.

"Agreement" has the meaning assigned to that term in the preamble recital of this Agreement.

"Affiliate" or "Affiliates" with respect to any specified Person means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.  For this definition, "control" (and its derivatives) means the possession, directly or indirectly, of 10% or more of the Equity Interests of a Person, or the power, directly or indirectly, to vote 10% or more of the voting Equity Interests of a Person.

"Alternative Minimum Purchase Price" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Annual Statements" has the meaning assigned to that term in Section 5.12 of this Agreement.

"Asset Group" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Assumed Liabilities" has the meaning assigned to that term in Section 2.2(a) of this Agreement.

"Assumed Real Property Lease" means each real property lease identified on Exhibit A of this Agreement.

"Auction" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Auction and Bid Procedures" means the process described in Schedule 7.1(a)(1) of this Agreement.

"Bank Group" means (i) the DIP Lenders as defined in Seller's First Amended and Restated Debtor-in-Possession Credit Agreement and Adequate Protection Stipulation dated as of June 5, 2002 and (ii) the financial institutions party to Seller's Credit Agreement dated as of February 7, 2002.

"Bankruptcy Cases" has the meaning assigned to that term in the second recital of this Agreement.

"Bankruptcy Code" has the meaning assigned to that term in the second recital of this Agreement.

"Bankruptcy Court" has the meaning assigned to that term in the second recital of this Agreement.

"Best Efforts" means the efforts that a prudent Person desirous of achieving results would use in similar circumstances to achieve those results as expeditiously as possible; provided, however, that such term does not include the provision of consideration to third parties or the suffering of any economic detriment in excess of (a) $250,000, in the aggregate, for the taking of any individual action (including the procurement of any consent, authorization or approval) required under this Agreement, or (b) $1,000,000 in the aggregate for the taking of all actions.  For purposes of calculating such consideration to third parties or economic detriment, (i) the out-of-pocket costs of gathering or supplying any data or other information or making any filings; (ii) fees and expenses of counsel and consultants; and (iii) fees and charges of Governmental Authorities and third parties, including taxes and assessments, shall be included in such calculation.

"Bid Protection Order" has the meaning assigned to that term in Section 7.1(a) of this Agreement.

"Break-Up Fee" means 3% of the Estimated Purchase Price or, subject to Buyer's rights pursuant to Section 13.1(g) hereof, such other amount as approved by the Bankruptcy Court in the Bid Protection Order.

"Business" has the meaning assigned to that term in the first recital of this Agreement, but does not include the business conducted by FMCL or the LLC.

"Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in Kansas City, Missouri are authorized or required by law to be closed.

"Business Intellectual Property" has the meaning assigned to that term in Section 11.3 of this Agreement.

"Buyer" has the meaning assigned to that term in the preamble to this Agreement.

"Buyer Indemnified Party" has the meaning assigned to that term in Section 12.1 of this Agreement.

"Buyer Material Adverse Effect" means any change or effect that is material and adverse to (i) the Transferred Assets, the Business and the Assumed Liabilities, in the aggregate; (ii) the assets, properties, results of operations, or condition (financial or otherwise), taken as a whole, of the Business; (iii) any of the assets or businesses of Buyer, taken as a whole; or (iv) any of the businesses of any of Buyer's Affiliates.  In determining whether any individual event would result in a Buyer Material Adverse Effect, notwithstanding that such event does not in and of itself have such effect, a Buyer Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Buyer Material Adverse Effect.

"Casualty Loss" means any loss, damage, or reduction in value of the Transferred Assets which occurs on or before the Closing Date as a result of acts of God, fire, explosion, earthquake, windstorm, flood, drought, blowout, or other natural or manmade occurrence, excluding changes in market conditions, in an amount of (a) $1,000,000 or greater with respect to any single plant or terminal identified on Exhibit A, or (b) $5,000,000 or greater in the aggregate, in either event, without regard to any insurance proceeds relating to such Casualty Loss.

"Closing" means the closing of the transactions contemplated by this Agreement.

"Closing Date" has the meaning assigned to that term in Section 4.1 of this Agreement.

"Closing Net Working Capital" has the meaning assigned to that term in Section 3.4(a) of this Agreement.

"Closing Payment" has the meaning assigned to that term in Section 3.3 of this Agreement.

"Closing Purchase Price" has the meaning assigned to that term in Section 3.3 of this Agreement.

"Closing Statement" has the meaning assigned to that term in Section 3.4(a) of this Agreement.

"Closing Time" has the meaning assigned to that term in Section 4.1 of this Agreement.

"COBRA" means the Consolidated Omnibus Benefit Reconciliation Act of 1985, as amended.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Coffeyville Letter Agreement" shall mean the Letter Agreement, by and between Seller and Buyer, in the form attached as Exhibit K hereto.

"Combined Alternative Minimum Purchase Price" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Combined Fertilizer Assets" has the meaning assigned to that term in Schedule 7.1(a)(1) of this Agreement.

"Competing Bid" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Competing Bid Deadline" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Confidential Information" has the meaning assigned to that term in Section 7.3 of this Agreement.

"Confidentiality Agreement" means that certain Confidentiality Agreement, dated March 27, 2002, between Seller and Koch Industries, Inc., as amended.

"Contracts" has the meaning assigned to that term in Section 5.18 of this Agreement.

"Creditors' Committee" means the official unsecured bondholders' and creditors' committees established in the Bankruptcy Cases.

"Cure Amount Escrow" has the meaning assigned to that term in Section 3.1(b) of this Agreement.

"Cure Amount Escrow Agreement" has the meaning assigned to that term in Section 3.1(b) of this Agreement.

"Cure Amounts" means all payments required to be made in order to effectuate, pursuant to the Bankruptcy Code, the assumption by Seller and assignment to Buyer of the Executory Contracts listed on Exhibit B on the date of this Agreement.

"Cure Escrow Account" has the meaning assigned to that term in Section 3.1(b) of this Agreement.

"Damages" means losses; costs; claims; strict liability claims, including those under Environmental Laws; actions; suits; Proceedings; demands; damages; natural resource damages; punitive damages; debts; liabilities; obligations; judgments; fines; penalties; amounts paid in settlement; interest; Taxes and expenses (including reasonable attorneys' and consultants' fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing).

"Destruction Notice" has the meaning assigned to that term in Section 11.2 of this Agreement.

"Disclosure Schedule" means the exhibit attached hereto as Schedule 5 and made a part hereof containing the various exceptions to the representations, warranties and covenants of Seller contemplated by the provisions of this Agreement.

"Dispute Deadline Date" has the meaning assigned to that term in Section 3.4(b) of this Agreement.

"Domestic Alternative Minimum Purchase Price" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Domestic Break-Up Fee" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Domestic Buyer" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Domestic Buyer Deposit" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Domestic Fertilizer Assets" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Domestic Purchase Agreement" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Domestic Purchase Price" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Earnest Money" has the meaning assigned to that term in Section 3.1(a) of this Agreement.

"Earnest Money Escrow Account" has the meaning assigned to that term in Section 3.1(a) of this Agreement.

"Earnest Money Escrow Agent" has the meaning assigned to that term in Section 3.1(a) of this Agreement.

"Earnest Money Escrow Agreement" has the meaning assigned to that term in Section 3.1(a) of this Agreement.

"Effective Time" has the meaning assigned to that term in Section 4.1 of this Agreement.

"Employee Benefit Plan" has the meaning assigned to that term in Section 5.16(b) of this Agreement.

"Encumbrances" means (i) any lien, mortgage, deed of trust, deed to secure debt, pledge, restriction on transfer, proxy and voting or other agreement, claim, charge, security interest, easement, right of way, encroachment, servitude, right of first option, right of first refusal, preemptive right or similar restriction, or other encumbrance, option or defect on title of every type and description, whether imposed by law, agreement, understanding or otherwise, including without limitation, all liens, encumbrances, and interests in property as set forth in Section 363 of the Bankruptcy Code; (ii) violations of set-back requirements or similar violations; or (iii) any other issues related to title, survey or zoning with respect to the Real Property.

"Environmental Claim(s)" has the meaning assigned to that term in Section 12.1(d) of this Agreement.

"Environmental Condition" means any condition existing on, at or originating from, the Real Property which constitutes (a) a Release on, at or from such property of any

Hazardous Materials which could reasonably be expected to result in an Environmental Liability or (b) a violation of any Environmental Laws or any Environmental Permits.

"Environmental Laws" means any and all Legal Requirements rules, codes, policies, directives, standards, licenses or permits of any Governmental Authority relating to Hazardous Materials, the abatement of pollution, protection or restoration of the environment, or the ensuring of public health and safety from environmental, occupational or workplace hazards, specifically including, but not limited to, those relating to the exposure to, use, Release, threatened Release, emission, presence, storage, treatment, disposal, generation, transportation, distribution, manufacture, processing, handling, management or control of Hazardous Materials, previously, presently, or hereafter in effect, including, but not limited to, the Safe Drinking Water Act, 42  U.S.C. § 300f et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Insecticide, Fungicide  & Rodenticide Act, 7  U.S.C. § 136 et seq.; the Toxic Substances Control Act, 15  U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Clean Water Act, 33  U.S.C. § 1251  et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Resource Conservation and Recovery Act, 42  U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42  U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; Endangered Species Act, 16 U.S.C. § 1531 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and all similar statutes adopted by the U.S., the states, or the countries in which the Transferred Assets are located, or any other Governmental Authority, as each may be amended from time to time.

"Environmental Liabilities" means those Damages, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, of every kind and nature arising directly or indirectly out of or as a consequence of the use, storage, handling, generation, transportation, manufacture, production, release, discharge, disposal or presence of Hazardous Materials on, in, under or about the Real Property or the air, soil, surface water or groundwater thereof by any Person, including, without limitation, any and all costs incurred due to any investigation of the Real Property or any cleanup, remediation, removal or restoration mandated by or pursuant to any Environmental Laws, and those arising from or related to, or in any way connected with, the Transferred Assets.

"Environmental Permits" has the meaning assigned to that term in Section 5.14(a) of this Agreement.

"Environmental Reports" means all environmental assessments, reports, or other documents, data and other information with respect to the environmental condition and/or compliance with Environmental Laws of the Transferred Assets or the Business.

"Equity Interests" means (a) with respect to a corporation, any and all shares of capital stock; (b) with respect to a partnership, limited liability company, trust or similar Person; any and all units, interests, or other partnership/limited liability company interests; or (c) any other direct or indirect equity ownership or participation.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Estimated Net Working Capital" has the meaning assigned to that term in Section 3.3 of this Agreement.

"Estimated Purchase Price" shall mean $117,331,184, which consists of (i) $84,262,548 (the estimated amount to be paid in cash by Buyer as set forth in Section 3.2 and (ii) $33,068,636 (the estimated amount of the Assumed Liabilities).

"Excluded Assets" has the meaning assigned to that term in Section 2.3 of this Agreement.

"Executory Contracts" has the meaning assigned to that term in Section 2.2(a) of this Agreement.

"Expense Reimbursement" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Extended Break-Up Fee Cure Period" has the meaning assigned to that term in Section 13.2(b) of this Agreement.

"Extended Cure Period" has the meaning assigned to that term in Section 13.2(c) of this Agreement.

"Facility Employees" has the meaning assigned to that term in Section 7.2(a) of this Agreement.

"Fertilizer Business" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Final Closing Statement" has the meaning assigned to that term in Section 3.4(c) of this Agreement.

"Final Sale Order" means the Sale Order entered by the Bankruptcy Court (a) that is not reversed, stayed, enjoined, set aside, annulled, or suspended within the deadline, if any, provided by applicable statute or regulation, and (b) as to which the deadlines, if any, for filing and such request, motion, petition, application, appeal or notice, and for the entry by any regulatory authority of orders staying, reconsidering, or reviewing on its own motion have expired.

"Financial Statements" has the meaning assigned to that term in Section 5.12 of this Agreement.

"FMCL" means Farmland MissChem Limited, a company incorporated under the Companies Ordinance, Chapter 31, No. 1, and continued under the Companies Act Chapter 81:01 of the laws of the Republic of Trinidad and Tobago.

"Foreign Alternative Minimum Purchase Price" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Foreign Break-Up Fee" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Foreign Buyer" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Foreign Buyer Deposit" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Foreign Fertilizer Assets" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Foreign Purchase Agreement" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Foreign Purchase Price" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"GAAP" has the meaning assigned to that term in Section 5.12 of this Agreement.

"Governmental Authority" means any (a)  nation, state, county, city, town, village, district, territory, or other jurisdiction of any nature; (b)  federal, state, local, municipal, foreign, or other government; (c) governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, in each case having jurisdiction over Seller, the Transferred Assets or the Business.

"Hazardous Material" means (a) any chemicals, materials or substances defined as "hazardous waste", "hazardous substance", "hazardous constituent", "extremely hazardous substance", "toxic chemical", "hazardous material", "hazardous chemical", "toxic pollutant", "contaminant", "chemical", "chemical substance", "hazardous air pollutant", "pollutant", "pesticide", "toxic" or "asbestos", as such terms are defined in any of the Environmental Laws, and related substances, and all other substances which may be declared in any Environmental Law to constitute a material threat to human health or to the environment and (b) any petroleum or petroleum products, natural or synthetic gas, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and radon.

"HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended.

"Hired Employees" has the meaning assigned to that term in Section 7.2(a) of this Agreement.

 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Identified Site" has the meaning assigned to that term in Section 5.14(a)of this Agreement.

"Indemnification Holdback" has the meaning assigned to that term in Section 3.1(c) of this Agreement.

"Indemnification Holdback Escrow Account" has the meaning assigned to that term in Section 3.1(c) of this Agreement.

"Indemnification Holdback Escrow Agreement" has the meaning assigned to that term in Section 3.1(c) of this Agreement.

"Indemnified Party" has the meaning assigned to that term in Section 12.3 of this Agreement.

"Indemnifying Party" has the meaning assigned to that term in Section 12.3 of this Agreement.

"Independent Auditor" has the meaning assigned to that term in Section 3.4(b) of this Agreement.

"Initial 30 Day Break-Up Fee Period" has the meaning assigned to that term in Section 13.2(b) of this Agreement.

"Initial 30 Day Period" has the meaning assigned to that term in Section 13.2(c) of this Agreement.

"Intellectual Property" shall mean all intellectual property owned or licensed by Seller and used in or relating to the Business, including, but not limited to, all patents and inventors' certificates, and any reissues, extensions, divisions, continuations and continuations-in-part; statutory or common law copyrights; semiconductor mask works; statutory or common law trademarks and service marks, trade dress, tradenames, logos and slogans, and the goodwill relating thereto; design rights; trade secrets; confidential information; inventions (whether patentable or not); Software; all data and information; ideas; developments; drawings; specifications; bills of material; processes; formulae; supplier lists; customer lists; marketing information; sales and promotional materials; business plans; and all registrations and applications for any of the foregoing.

"Interest" has the meaning assigned to that term in Section 3.4(e) of this Agreement.

"Knowledge" means with respect to Buyer, the actual knowledge after due inquiry of the executive officers of Buyer, and with respect to Seller, the actual knowledge after due inquiry of the following:  Marc Kuemmerlein, Kevan Vick, Stan Riemann, Tim Rens, Steve Rhodes, Robert Schuller, Robert Terry, Tom Wilcox, Randy Vance and all persons who are, or at any time following August 31, 2002 were, managers of plants identified on Exhibit A constituting Transferred Assets.  A Person will be deemed to have "Knowledge" of a particular fact or circumstance if they currently have or previously had knowledge of such fact or circumstance.

"Lead Bidder" means a bidder who (i) has entered into a contract with Seller prior to the Auction for the purchase of all or any portion of the Business or the Transferred Assets, and (ii) is entitled to a break-up fee in the event Seller terminates such contract.

"Leases" has the meaning assigned to that term in Section 5.6(a) of this Agreement.

"Legal Requirement" means any order, constitution, law, ordinance, regulation, statute, code or treaty issued by any Governmental Authority, including an arbitration panel, any principle of common law or judicial or administrative interpretation thereof.

"Licensed Intellectual Property" means the Intellectual Property used by Seller in connection with or related to the Business with respect to which the rights being exercised by Seller have been licensed from another Person.

"LLC" means FMCL Limited Liability Company, a Delaware limited liability company.

"Material Adverse Effect" means any change or effect that is material and adverse to (i) the Transferred Assets, the Business and the Assumed Liabilities, in the aggregate; (ii) the assets, properties, results of operations, or condition (financial or otherwise), taken as a whole, of the Business; or (iii) the ability of Seller to perform its obligations hereunder; provided, however, that the term "Material Adverse Effect" shall not include any change or effect directly relating to (A) general economic or market conditions, including those which result in a fluctuation in the price of or demand for ammonia, natural gas, UAN, or urea, or (B) this Agreement or the transactions contemplated hereby or the announcement thereof.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not in and of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

"Monthly Statements" has the meaning assigned to that term in Section 5.12 of this Agreement.

"Net Working Capital" has the meaning set forth and determined pursuant to the methodology set forth on Exhibit G hereto.

"New Permits" has the meaning assigned to that term in Section 7.5 of this Agreement.

"Operating Summaries" has the meaning assigned to that term in Section 5.12 of this Agreement.

"Option" has the meaning assigned to that term in Section 2.4(a) of this Agreement.

"Option Effective Date" has the meaning assigned to that term in Section 2.4(a) of this Agreement.

"Option Period" has the meaning assigned to that term in Section 2.4(b) of this Agreement.

"Optional Assets" has the meaning assigned to that term in Section 2.4(a) of this Agreement.

"Optional Assumed Liabilities" has the meaning assigned to that term in Section 2.4(a) of this Agreement.

"Organizational Documents" means the articles of incorporation, bylaws, operating agreement, partnership agreement, board resolutions, and other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

"Pension Plan" has the meaning assigned to that term in Section 5.16(b) of this Agreement.

"Permits" mean any permit, consent, approval, franchise, certificate of inspection or authority, variance, authorization or order, or any waiver of the foregoing, issued by a Governmental Authority and used or held for use in relation to the Business or the Transferred Assets.

"Permitted Encumbrances" means:

a.                   the terms, conditions, restrictions, obligations, exceptions, reservations, limitations and other matters contained in any rights of way or documents under which Seller obtained any rights of way or other property rights associated with the Real Property, in each case that do not, and will not, interfere materially with the ownership, use, operation or value of the Business or any of the Transferred Assets;

b.                  liens for property taxes and assessments that are not yet due and payable as of the Closing (or if delinquent, that are being contested in good faith by Seller by appropriate proceedings);

c.                   any obligations or duties affecting the Business or any of the Transferred Assets to the extent created by any Governmental Authority under any Permit or Legal Requirement, other than Taxes;

d.                  easements, restrictive covenants, defects in title and irregularities, and other matters that (i)  are of record and (ii)  do not and will not interfere materially with the ownership, use, operation or value of the Business or any of the Transferred Assets;

e.                   the Assumed Liabilities;

f.                    mechanic's, materialmen's, repairmen's and other statutory liens arising in the ordinary course of business and securing obligations incurred prior to Closing, for which Seller is and will remain responsible for payment and removal of such liens and for which Seller has escrowed funds for such payment; and

g.                   any matter contained in the Title Commitments or the Surveys to which Buyer does not object pursuant to Section 7.6(a) of this Agreement, or which Buyer has agreed to accept pursuant to the penultimate sentence of Section 7.6(a) of this Agreement.

"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities.

"Plans" has the meaning assigned to that term in Section 7.2(d) of this Agreement.

"Post-Closing Payment Date" has the meaning assigned to that term in Section 3.5(d)of this Agreement.

"Preliminary Statement" has the meaning assigned to that term in Section 3.3 of this Agreement.

"Proceeding" means any action, arbitration, audit, claim, inspection, notice, review, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal), at law or in equity, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

"Product Inventory" means all finished products related to the Transferred Assets, wherever located, used or held for use in relation to the Business, including without limitation, ammonia, urea, urea ammonium nitrate solutions (UAN), urea liquor, aqua ammonia, ammonium polyphosphates, and carbon dioxide.

"Purchase Price" has the meaning assigned to that term in Section 3.2(a) of this Agreement.

"Purchase Price Adjustments" has the meaning assigned to that term in Section 3.2(a) of this Agreement.

"Purchase Price Allocation" has the meaning assigned to that term in Section 3.2(b) of this Agreement.

"Qualified Bidder" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Real Property" means all real property and interests in real property owned by Seller and constituting a Transferred Asset or leased by Seller pursuant to an Assumed Real Property Lease, including all buildings, fixtures, structures and other improvements of any kind or nature situated thereon, together with any easements, appurtenances, licenses, servitudes, tenancies, options, rights-of-way (including, without limitation, rights to adjacent streets and alleys), licenses, and other real property rights and privileges and interest relating thereto.

"Reimbursement" has the meaning assigned to that term in Section 12.4(e) of this Agreement.

"Release" or "Released" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including, but not limited to, the abandoning or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) of a substance into the environment, including but not limited to the movement or continued movement of any materials through or in the air, soil, surface water, ground water or property.

"Required Consents" has the meaning assigned to that term in Section 7.5 of this Agreement.

"Sale Hearing" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Sale Motion" has the meaning assigned to that term in Section 7.1(a) of this Agreement.

"Sale Order" means an order or orders of the Bankruptcy Court, approving the transaction contemplated hereby.

"Seller" has the meaning assigned to that term in the preamble to this Agreement.

"Seller Indemnified Party" has the meaning assigned to that term in Section 12.2 of this Agreement.

"Seller Termination Fee" has the meaning assigned to that term in Section 13.3(b) of this Agreement.

"Severance Policy" means the severance policy applicable to Facility Employees on June 6, 2002 and attached hereto as Exhibit L.

"Software" means individually each, and collectively all, of the computer programs, including interfaces and any embedded software programs or applications, owned or licensed by Seller and used in or relating to the Business or otherwise included as Transferred Assets, including as to each program, the processes and routines used in the processing of data, the object code, source code (as to third party source code, when rights to the source code may be obtained), tapes, disks, and all improvements, modifications, enhancements, versions and releases relating thereto, but only to the extent specifically set forth on Exhibit A hereto.

"Stock and Asset Purchase Agreement" has the meaning assigned to that term in Section 13.1 of this Agreement.

"Subsidiary" means any Person controlled by Seller.  For this definition, "control" (and its derivatives) means the possession, directly or indirectly, of 10% or more of the Equity Interests of a Person, or the power, directly or indirectly, to vote 10% or more of the voting Equity Interests of a Person.

"Supplemental Financial Statements" has the meaning assigned to that term in Section 7.10 of this Agreement.

"Supplemental Operating Summaries" has the meaning assigned to that term in Section 7.10 of this Agreement.

"Surveys" means the surveys of the Real Property set forth on Schedule 7.6 on the date hereof and, when delivered by Seller to Buyer, the surveys delivered after the date hereof pursuant to Section 7.6(a).

"Tangible Property" has the meaning assigned to that term in Section 5.8 of this Agreement.

"Tax" and "Taxes" means, with respect to any Person, any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not for which such Person may be liable (including any such Tax related to any other Person for which such Person is liable, by contract, as transferee or successor, by law or otherwise).

"Tax Returns" means all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

"Terminated Facility Employee" means a Facility Employee terminated by Seller at the Closing Time who does not receive an offer of employment from Buyer to continue employment following the Closing at the facility at which such Facility Employee is currently working, provided, however, that in no event shall any Facility Employee who receives an offer of employment from Buyer but fails Buyer's drug-screen or background check be deemed a Terminated Facility Employee.

"Third Party Claim" has the meaning assigned to that term in Section 12.3 of this Agreement.

"Threatened" means as follows: a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (in writing) or any notice has been given (in writing).

"Title Commitments" means the title commitments with respect to the Real Property set forth on Schedule 7.6 on the date hereof and, when delivered by Seller to Buyer, the title commitments delivered after the date hereof pursuant to Section 7.6(a).

"Title Company" has the meaning assigned to that term in Section 7.6(a) of this Agreement.

"Title Exam Deadline" shall mean ten (10) days before the Competing Bid Deadline.

"Title Policy" means an ALTA Owner's Policy of Title Insurance, issued by a title company reasonably acceptable to Buyer, with extended coverage covering the Real Property, together with all endorsements requested by Buyer (including without limitation, zoning with parking, access, contiguity, comprehensive, survey and tax parcel), in the amount requested by Buyer and without any of the Schedule B standard preprinted exceptions (other than taxes not yet due and payable), subject only to the Permitted Encumbrances.

"Trailer Notice" has the meaning assigned to that term in Section 2.3(b) of this Agreement.

"Transfer Permits" has the meaning assigned to that term in Section 7.5 of this Agreement.

"Transfer Taxes" has the meaning assigned to that term in Section 8.1 of this Agreement.

"Transferable Permits" has the meaning assigned to that term in Section 7.5 of this Agreement.

"Transferred Assets" has the meaning assigned to that term in Section 2.1 of this Agreement.

"Transferred Intellectual Property" means the Intellectual Property used by Seller in connection with or related to the Business and set forth on Disclosure Schedule, Section 5.17.

"Transferred Trailers" has the meaning assigned to that term in Section 2.3(b) of this Agreement.

"Transition Services Agreement" shall mean Transition Services Agreement, by and between Seller and Buyer, in the form attached as Exhibit I hereto.

"WARN Act" means the Worker Adjustment and Retraining Notification Act, as amended.

"Williams Agreement" means that certain Transportation Agreement by and between Seller and Williams Ammonia Pipeline, L.P., successor in interest to MAPCO Ammonia Pipeline, Inc., as amended, and the related Local and Volume Incentive Pipeline Tariff, issued June 13, 2002, and effective July 1, 2002.

Unless the context of this Agreement otherwise requires (i) words of any gender are deemed to include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) the term "including" and other forms of such term, with respect to any matter or thing, means "including but not limited to" such matter or thing; (vi) all references to "dollars" or "$" refer to currency of the United States; and (vii) all references to "ton" mean 2000 pounds.

SECTION 2.     PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES.

2.1              Transferred Assets

.  Subject to the terms and conditions hereof, and subject to the representations and warranties made herein, on the Closing Date, Seller will sell, assign, transfer and convey to Buyer all of Seller's right, title and interest in and to all assets, properties, rights and claims of Seller set forth on Exhibit A hereto, which, except as set forth in Section 2.3, include all of the assets, tangible and intangible, of any nature whatsoever used in or necessary to the operation of the Business in the manner presently operated by Seller (the "Transferred Assets"), free and clear of all Encumbrances other than Permitted Encumbrances.

"AS IS" TRANSACTION.  BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSFERRED ASSETS OR ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE TRANSFERRED ASSETS, THE PHYSICAL CONDITION OF ANY PART OF THE TRANSFERRED ASSETS OR WHICH IS THE SUBJECT OF ANY OTHER LEASE OR CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITIONS OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL OR PERSONAL PROPERTY , THE ZONING OF ANY SUCH REAL PROPERTY, THE VALUE OF THE TRANSFERRED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF TRANSFERRED ASSETS, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE TITLE OF THE TRANSFERRED ASSETS (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE TRANSFERRED ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE TRANSFERRED ASSETS OR ANY PORTION THEREOF.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, EXCEPT AS OTHERWISE SET FORTH HEREIN, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE TRANSFERRED ASSETS.  BUYER FURTHER ACKNOWLEDGES THAT, AS OF THE CLOSING, BUYER SHALL HAVE CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE TRANSFERRED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE TRANSFERRED ASSETS AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING

WITH ITS ACQUISITION OF THE TRANSFERRED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.  ACCORDINGLY, EXCEPT AS OTHERWISE EXPRESSLY  PROVIDED HEREIN, BUYER WILL ACCEPT THE TRANSFERRED ASSETS AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

2.2              Liabilities.

a.                   Subject to the terms and conditions of this Agreement, Buyer shall, as of the Closing Date, accept assignment from Seller and thereafter assume pay, perform or discharge in accordance with their terms the following obligations and liabilities of Seller (collectively, the "Assumed Liabilities"): (i) the obligations of Seller under the executory contracts and unexpired leases specifically described on Exhibit B(i) hereto (the "Executory Contracts") that, by the terms of such Executory Contracts, arise after Closing, relate to periods following the Closing and are to be observed, paid, discharged, or performed, as the case may be, in each case at any time after the Closing Date, which obligations shall not include such amounts for which Seller is responsible as provided in this Agreement, and (ii) the other obligations and liabilities of Seller specifically described on Exhibit B(ii) hereto which are to be observed, paid, discharged or performed, as the case may be, at any time after the Closing Date.

b.                  Notwithstanding anything to the contrary contained herein, Buyer shall not assume, or in any way be liable or responsible for, any other obligations and liabilities of Seller (whether accrued or contingent or due or not due) which are not specifically assumed herein, and such obligations and liabilities shall be and remain the obligations and liabilities of Seller to pay and/or discharge.  Seller shall be solely and exclusively responsible for the payment of any Cure Amounts due under any Executory Contracts listed on Exhibit B, which shall be paid out of the Cure Amount Escrow as provided in Section 3.1(b) of this Agreement.

c.                   Except as specifically set forth on Exhibit B or Exhibit C, notwithstanding anything to the contrary contained in this Section 2.2, at any time prior to the Competing Bid Deadline, Buyer, upon notice to Seller, shall be entitled to (i) elect not to assume any Executory Contract listed on Exhibit B and (ii) elect to assume any executory contract or unexpired lease set forth on Exhibit C.  In the event Buyer makes an election not to assume any Executory Contract listed on Exhibit B, such Executory Contract shall be removed from Exhibit B and added to Exhibit C.  In the event Buyer makes an election to assume any executory contract or unexpired lease set forth on Exhibit C, such executory contracts and unexpired leases shall be removed from Exhibit C and added to Exhibit B.

d.                  Prior to the Auction, in the event Seller requests that Buyer assume any contract other than the Executory Contracts listed on Exhibit B, Buyer may elect to assume such contract within ten (10) days following the date on which Seller makes such request and provides Buyer with a copy of such contract and any and all documents that Buyer requests related to such contract.  In the event Buyer notifies Seller in writing that

Buyer elects to assume such contract, such contract shall be added to Exhibit B, and shall be deemed an Executory Contract for all purposes under this Agreement.  In the event Buyer does not deliver a written notice of election to Seller within such ten (10) day period, such contract shall be added to Exhibit C.

2.3              Excluded Assets.

a.                   The Transferred Assets shall not include any of the following assets of Seller related to the Business (hereinafter collectively called the "Excluded Assets"):

(i)Any cash on hand, in banks, and any cash equivalents, excluding any petty cash held at the plants and terminals identified on Exhibit A;

(ii)Any right, title or interest in or to the assets, executory contracts, unexpired leases and other items set forth on Exhibit C; and

(iii)Any refunds for Taxes paid by Seller prior to the Closing Date which refunds are associated with or arise out of or in connection with the Business or the Transferred Assets.

b.                  On or prior to the Competing Bid Deadline, Buyer shall deliver to Seller a notice (the "Trailer Notice") containing no more than thirty (30) of the trailers described as such on Appendix 5 to Exhibit A (the "Transferred Trailers").  Upon Buyer's delivery of the Trailer Notice, all trailers set forth on Appendix 5 to Exhibit A other than the Transferred Trailers shall be removed from Appendix 5 to Exhibit A and added to Exhibit C, and such removed trailers shall be deemed to be Excluded Assets for all purposes under this Agreement.

2.4              Other Rights Granted.

a.                   Seller hereby grants to Buyer an option (the "Option") to Buyer to purchase, for no additional consideration, any one or more of the assets designated by a roman numeral on Exhibit J (the "Optional Assets").  The Option shall be exercisable by Buyer for thirty (30) days following the Closing Date.  Buyer may exercise the Option, by written notice to Seller, specifying the applicable Optional Assets and the effective date of the assignment, transfer and conveyance of such Optional Assets (each effective date, an "Option Effective Date"), which shall be no later than the thirtieth day following Buyer's delivery of such notice.  On the applicable Option Effective Date, Seller shall sell, assign, transfer and convey to Buyer all of Seller's right, title and interest in and to the applicable Optional Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and Buyer shall assume, pay, perform or discharge in accordance with their terms the obligations and liabilities of Seller specifically described in Exhibit J hereto related to the applicable Optional Assets which, by the terms of such obligations and liabilities, arise after the Option Effective Date, relate to periods following the Option Effective Date and are to be observed, paid, discharged and performed, as the case may be, at any time after the applicable Option Effective Date (together with all such obligations and liabilities set forth on Exhibit J, the "Optional Assumed

Liabilities").  Such sale, assignment, transfer and conveyance shall be effected or evidenced by delivery by Seller to Buyer of appropriate quit claim deeds, bills of sale, assignments and assumptions and other documents as Buyer may reasonably require, in form and substance reasonably acceptable to Buyer and Seller.  As of the applicable Option Effective Date, the applicable Optional Assets shall be treated as Transferred Assets purchased pursuant to this Agreement and the Optional Assumed Liabilities shall be treated as Assumed Liabilities pursuant to this Agreement; provided, however, that all representations and warranties with respect to such Optional Assets and Optional Assumed Liabilities shall be deemed to be made on the applicable Option Effective Date, and all indemnification and other obligations with respect to such Optional Assets and Optional Assumed Liabilities shall be deemed to arise after the applicable Option Effective Date.

b.                  Seller will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer all reasonable use of and access to such Optional Assets, including without limitation reasonable ingress and egress with respect to such Optional Assets; provided, however, that Seller shall not be required to provide consideration to third parties or suffer economic detriment as a result of its cooperation and assistance, except for Seller's internal administrative costs.

SECTION 3.     ESCROW ACCOUNTS AND PURCHASE PRICE.

3.1              Escrow Accounts.

a.                   Upon execution of this Agreement, Buyer shall establish with JPMorgan Chase Bank (the "Earnest Money Escrow Agent"), an interest-bearing joint order escrow account (the "Earnest Money Escrow Account") in an amount equal to $4,725,000 (the "Earnest Money"), which Earnest Money shall be held pursuant to an escrow agreement in the form attached hereto as Exhibit D (the "Earnest Money Escrow Agreement").  Interest accruing on the Earnest Money shall become part of the Earnest Money for all purposes under this Agreement.  If Closing does occur, then Buyer and Seller shall cause the Earnest Money Escrow Agent to release the Earnest Money to Seller by wire transfer of immediately available funds to such account as Seller shall designate in writing as set forth in Section 3.3.  If Closing does not occur, the Earnest Money shall be released as set forth in Section 13 of this Agreement.

b.                  At the Closing on the Closing Date, Buyer shall establish with the Earnest Money Escrow Agent, an interest-bearing joint order escrow account (the "Cure Escrow Account"), which account shall be separate from the Earnest Money Escrow Account, the Indemnification Holdback Escrow Account and the Adjustment Amount Escrow Account, in an amount equal to $3,514,124.49, which amount shall be adjusted from time to time to reflect changes to Exhibit B made pursuant to Section 2.2 of this Agreement (the "Cure Amount Escrow").  The Cure Amount Escrow shall be held pursuant to an escrow agreement in the form attached as Exhibit E hereto (the "Cure Amount Escrow Agreement").  The Cure Escrow Account shall be used by Seller solely for Seller's satisfaction of the Cure Amounts for which it is responsible pursuant to this Agreement.  Cure Amounts shall be paid directly out of the Cure Escrow Account in accordance with the terms of the Cure Amount Escrow Agreement.  Interest accruing on the Cure Amount shall become part of the Cure Amount for all purposes under this Agreement.  Any amount remaining in the Cure Escrow Account after payment by Seller of all Cure Amounts shall be released to Seller upon Seller's certification to Buyer that all Cure Amounts for which Seller is responsible pursuant to this Agreement have been paid by Seller.  For the sake of clarity, examples are set forth on Exhibit G, Examples 3.1(b).

c.                   At the Closing on the Closing Date, Buyer shall establish with the Earnest Money Escrow Agent, an interest-bearing joint order escrow account (the "Indemnification Holdback Escrow Account"), which account shall be separate from the Earnest Money Escrow Account, the Cure Escrow Account and the Adjustment Amount Escrow Account, in an amount equal to $10,000,000 (the "Indemnification Holdback").  The Indemnification Holdback shall be held pursuant to an escrow agreement in the form attached hereto as Exhibit F (the "Indemnification Holdback Escrow Agreement").   Interest on the Indemnification Holdback shall become part of the Indemnification Holdback for all purposes under this Agreement.  The Indemnification Holdback shall be released as set forth in Sections 12 and 13 of this Agreement.

d.                  At the Closing on the Closing Date, Buyer shall establish with the Earnest Money Escrow Agent, an interest-bearing joint order escrow account (the "Adjustment Amount Escrow Account"), which account shall be separate from the Earnest Money Escrow Account, the Cure Escrow Account and the Indemnification Holdback Escrow Account, in an amount equal to $5,000,000 (the "Adjustment Amount Escrow").  The Adjustment Amount Escrow shall be held pursuant to an escrow agreement in the form attached hereto as Exhibit H (the "Adjustment Amount Escrow Agreement").  Interest on the Adjustment Amount Escrow shall become part of the Adjustment Amount Escrow for all purposes under this Agreement.  The Adjustment Amount Escrow shall be released as set forth in Section 3.4 of this Agreement.

3.2              The Purchase Price and Allocation.

a.                   The aggregate cash purchase price for the Transferred Assets and the Assumed Liabilities (the "Purchase Price") shall be $94,500,000.  The Purchase Price will be increased or decreased, as the case may be, as follows (such adjustments collectively referred to as the "Purchase Price Adjustments", examples of which are set forth on Exhibit G, Examples 3.2(a)):

(i)            if the Closing Net Working Capital is more than $77,428,736, the Purchase Price will be increased by such excess; and

(ii)            if the Closing Net Working Capital is less than $77,428,736, the Purchase Price will be decreased by such shortfall.

b.                  Buyer and Seller shall file IRS Form 8594 (and, if necessary, any amendments thereto) on a basis consistent with the allocation among the various Transferred Assets required by the Code(the "Purchase Price Allocation"), and neither party shall take any contrary position regarding such allocation in any Tax filing or contest.  Any subsequent adjustments to the Purchase Price shall be reflected in a revised Purchase Price Allocation in a manner consistent with Section 1060 of the Code, and Buyer shall deliver any revisions to the Purchase Price Allocation to Seller promptly after such revisions are made.

3.3              Payment of the Closing Purchase Price

.  Not later than forty-eight (48) hours prior to the Closing, Seller shall deliver to Buyer a statement (the "Preliminary Statement") setting forth in reasonable detail Seller's reasonable estimate of (i) the Closing Net Working Capital (which shall include Seller's share of the prorated charges and other items described in Section 4.3 of this Agreement as of the Closing Date), prepared in accordance with the methodology set forth on Exhibit G (the "Estimated Net Working Capital"), and (ii) an estimate of the Purchase Price based thereon (the "Closing Purchase Price").  At the Closing on the Closing Date, Buyer shall make a cash payment to Seller in an amount equal to the Closing Purchase Price minus (1) an amount equal to the Indemnification Holdback (which amount will be placed in the Indemnification Holdback Escrow Account by Buyer pursuant to Section 3.1(c)); (2) an amount equal to the Adjustment Amount Escrow (which amount will be placed in the Adjustment Amount Escrow Account by Buyer pursuant to Section 3.1(d)); (3) an amount equal to the Cure Amount Escrow (which amount shall be placed in the Cure Escrow Account by Buyer pursuant to Section 3.1(b)); and (4) an amount equal to the Earnest Money (which amount Buyer shall cause to be transferred at Closing to Seller from the Earnest Money Escrow Agent pursuant to the terms of this Agreement and the Earnest Money Escrow Agreement), such cash payment (the "Closing Payment") to be made by wire transfer of immediately available funds to such account as Seller shall designate.  For the sake of clarity, an example is set forth on Exhibit G, Example 3.3.

3.4              Net Working Capital Adjustment

.  A post-closing adjustment to the Closing Purchase Price shall be made as follows:

a.                   Post-Closing Adjustment.  Buyer shall conduct a physical inventory of (i) the Product Inventory as of the Effective Time and (ii) the inventory included within the Transferred Assets, other than the Product Inventory, within fifteen (15) days of the Closing Date, to provide the information necessary for the determination of the Closing Net Working Capital as of the Closing Date.  Buyer shall allow representatives of Seller to observe, but not participate in, such physical inventory.  As promptly as practicable after the Closing Date, and in any event not later than forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller (i) a statement (the "Closing Statement"), which shall set forth in reasonable detail (A) the Net Working Capital as of the Closing Date (the "Closing Net Working Capital") prepared in accordance with the methodology set forth on Exhibit G, and (B) its calculations of the Adjustment Amount as described in Section 3.4(d) and (ii) a copy of the schedule of Closing Net Working Capital.  Seller, at no cost to Buyer, shall give to Buyer and its authorized representatives reasonable access to such employees, offices, and other facilities and such books and records of Seller as are reasonably necessary to allow Buyer and its authorized representatives to prepare the Adjustment Amount in compliance with this Section 3.4.  Buyer, at no cost to Seller, shall provide all information reasonably requested by Seller and shall give representatives of Seller reasonable access to the premises, employees and other facilities related to the Transferred Assets and to books and records related to the Business as are reasonably necessary for purposes of reviewing, verifying and auditing the Adjustment Amount.

b.                  Dispute Resolution.  The Closing Statement shall become final and binding on Seller and Buyer as to the Adjustment Amount thirty (30) days following the date the Closing Statement is received by Seller (the "Dispute Deadline Date"), unless prior to the Dispute Deadline Date Seller delivers to Buyer notice that the Adjustment Amount or Closing Statement shall not have been determined in accordance with the requirements of this Section 3.4.  Seller's notice shall set forth all of Seller's disputed items together with the Seller's proposed changes thereto, including an explanation in reasonable detail of the basis on which Seller proposes such changes.  If Seller has delivered a timely notice of disagreement in accordance with this Section 3.4, then Buyer and Seller shall use their good faith efforts to reach written agreement on the disputed items to determine the Adjustment Amount.  If all of Seller's disputed items have not been resolved by Buyer and Seller within thirty (30) days following Buyer's receipt of Seller's dispute notice, then Seller's disputed items shall be submitted for final and binding determination to PricewaterhouseCoopers, LLC (the "Independent Auditor") who shall act as an expert and not an arbitrator, within five (5) Business Days after the end of the foregoing thirty (30) day period.  The determination of the Adjustment Amount by the Independent Auditor shall be final and binding upon Buyer and Seller as to the Adjustment Amount.  If the Independent Auditor determines that Buyer is entitled to 50% or less of the portion of the Adjustment Amount in dispute, Buyer shall pay all of the Independent Auditor's fees and expenses in connection with this Section 3.4.  If the Independent Auditor determines that Buyer is entitled to more than 50% of the portion of the Adjustment Amount in dispute, Seller shall pay all of the Independent Auditor's fees and expenses in connection with Section 3.4.

c.                   Final Closing Statement.  The Adjustment Amount shall be deemed to be finally determined in the amount set forth in the Closing Statement on the Dispute Deadline Date unless a dispute notice is given in accordance with Section 3.4(b) with respect to the calculation thereof.  If such a dispute notice is given, the Adjustment Amount shall be deemed finally determined on the date that the Independent Auditor gives notice to Buyer and Seller of its determination with respect to all disputes regarding the calculation thereof, or, if earlier, the date on which Seller and Buyer agree in writing on the amount thereof, in which case the Adjustment Amount shall be calculated in accordance with such determination or agreement, as the case may be.  The Closing Statement as accepted by Seller (by absence of notice pursuant to Section 3.4(b)) or as determined by the Independent Auditor shall be referred to as the "Final Closing Statement."

d.                  Determination of Adjustment Amount.  If the Purchase Price calculated using the Preliminary Statement exceeds the Purchase Price calculated using the Final Closing Statement, Seller shall pay to Buyer, in accordance with Section 3.4(e)(i), an amount equal to such excess.  If the Purchase Price calculated using the Preliminary Statement is less than the Purchase Price calculated using the Final Closing Statement, Buyer shall pay to Seller, in accordance with Section 3.4(e)(ii), an amount equal to such deficiency.  The amount of the payment to be made by Buyer or Seller, as applicable, pursuant to this Section 3.4(d) shall be referred to as the "Adjustment Amount", examples of which are set forth on Exhibit G, Examples 3.4.  The Adjustment Amount shall be paid by Seller or Buyer, as applicable, in accordance with Section 3.4(e) within ten (10) Business Days of the determination of the Final Closing Statement (such tenth (10th) Business Day, the "Post-Closing Payment Date").

e.                   Payment of Adjustment Amount.

(i)  In the event the Adjustment Amount is to be paid by Seller, (A) if the Adjustment Amount to be paid by Seller to Buyer is less than the Adjustment Amount Escrow, Buyer shall receive the Adjustment Amount as a distribution from the Adjustment Amount Escrow Account, and the amount remaining in the Adjustment Amount Escrow Account shall be distributed to Seller by wire transfer of immediately available funds to a bank designated by Seller in writing; and (B) if the Adjustment Amount to be paid by Seller to Buyer exceeds the Adjustment Amount Escrow, the entire  Adjustment Amount Escrow shall be distributed to Buyer and Seller shall pay to Buyer the amount of such excess, plus interest at the rate published in The Wall Street Journal from time to time as the "prime rate" ("Interest") on the portion of such excess that exceeds the Adjustment Amount Escrow for the actual number of days between the Closing Date and the date the payment is made by wire transfer of immediately available funds to a bank account or bank accounts designated by Buyer in writing.  Notwithstanding anything to the contrary in this Agreement, and regardless of any other means of obtaining payment, Buyer shall have the right, but not the obligation, to offset any amount in the Indemnification Holdback Escrow Account (upon determination of the Final Closing Statement) by the amount by which the Adjustment Amount to be paid by Seller to Buyer exceeds the Adjustment Amount Escrow.

(ii)  In the event the Adjustment Amount is to be paid by Buyer, the entire amount of the Adjustment Amount Escrow Account shall be distributed to Seller and Buyer shall pay the Adjustment Amount to Seller, plus Interest on the Adjustment Amount for the actual number of days between the Closing Date and the date the payment is made, by wire transfer of immediately available funds to a bank account or bank accounts designated by Seller in writing.

(iii)  Any amounts payable under this Section 3.4 shall be distributed or paid on or before the Post-Closing Payment Date.  If the Adjustment Amount is paid after the Post-Closing Payment Date, interest at a rate equal to the lesser of 18% per annum and the maximum rate permitted by law shall be added: (i) in the case of a payment made by Seller, to the portion of the Adjustment Amount which exceeds the Adjustment Amount Escrow and (ii) in the case of a payment made by Buyer, to the Adjustment Amount, in each case, for the actual number of days between the Post-Closing Payment Date and the date the payment is made.

SECTION 4.     CLOSING.

4.1              Closing Date

.  The Closing shall take place at 10:00 a.m., local time at the place of the Closing, on the date that is two (2) Business Days after the satisfaction or written waiver of all of the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby, as set forth in Sections 9 and 10 of this Agreement, at the offices of Stinson Morrison Hecker LLP, 1201 Walnut, Suite 2800, Kansas City, Missouri, or at such other time, date and place as shall be fixed by agreement among the parties hereto (the date of the Closing being herein referred to as the "Closing Date", and the time of the Closing being herein referred to as the "Closing Time").  The Closing shall be effective for tax and accounting purposes and for purposes of post-closing adjustments pursuant to Section 3.4 of this Agreement, as of 12:01 a.m. central time on the Closing Date (the "Effective Time").

4.2              Closing Deliveries

.  At the Closing on the Closing Date:

a.                   Seller shall sell, assign, transfer and convey to Buyer (or its designee) all of its right, title and interest in and to the Transferred Assets, free and clear of all Encumbrances, except for Permitted Encumbrances, and shall use distributions from the Cure Escrow Account to pay all Cure Amounts due under any Executory Contracts.  Such sale, assignment, transfer and conveyance shall be effected or evidenced by delivery by Seller to Buyer of appropriate quit claim deeds, bills of sale, assignments and other documents as Buyer may reasonably require in form and substance reasonably acceptable to Buyer and Seller, including without limitation:

(i)certificates dated the Closing Date and validly executed by an officer of Seller to the effect that the conditions set forth in Section 9 have been satisfied;

(ii)a legal opinion of in-house counsel to Seller, dated the Closing Date, addressed to Buyer, regarding the corporate authority of Seller to consummate the transactions contemplated by this Agreement, in the form attached hereto as Schedule 4.2(a)(ii);

(iii)all documents, certificates and agreements necessary to transfer to Buyer good and marketable title to the Transferred Assets, free and clear of any Encumbrances thereon, except for Permitted Encumbrances, including:

(A)an assignment and assumption agreement, assigning to Buyer all of Seller's rights and obligations arising under the Executory Contracts, in the form attached hereto as Schedule 4.2(a)(iii);

(B)(1)an assignment of lease, dated as of the Closing Date, with respect to each Assumed Real Property Lease, in form and substance reasonably acceptable to Buyer, together with any necessary transfer declarations or other filings (and in recordable form if required by Buyer) or, (2) evidence acceptable to Buyer in its reasonable discretion that no such assignment of lease is required with respect to the applicable Assumed Real Property Lease;

(iv)the Title Policy and Survey for each parcel of Real Property;

(v) a certified copy of the Sale Order;

(vi)the Transition Services Agreement, executed by Seller; and

(vii)the Coffeyville Letter Agreement, executed by Seller.

b.                  Buyer shall deliver to Seller:

(i) the Closing Payment;

(ii)certificates dated the Closing Date and validly executed by an officer of Buyer to the effect that the conditions set forth in Section 10 have been satisfied;

(iii)an assignment and assumption agreement, pursuant to which Buyer assumes the Assumed Liabilities, in the form attached hereto as Schedule 4.2(a)(iii);

(iv)a legal opinion of in-house counsel to Buyer, dated the Closing Date, addressed to Seller, regarding the corporate authority of Buyer to consummate the transactions contemplated by this Agreement, in the form attached hereto as Schedule 4.2(b)(iv);

(v)      the Transition Services Agreement, executed by Buyer, and

(vi)      the Coffeyville Letter Agreement, executed by Buyer.

4.3              Prorations as of the Closing Date

.  Prior to the Closing Date, Buyer and Seller shall use their Best Efforts to notify all applicable electric, gas, telephone and other utility companies of the transactions contemplated by this Agreement and the Closing Date.  To the extent any of such utility companies have not otherwise made arrangements with Buyer and Seller with respect to charges related to the Transferred Assets and the operating of the Business for the billing period in which the transaction contemplated by this Agreement occurs, Buyer and Seller shall mutually agree on a proration of all such charges for the billing period in which the Closing occurs, which proration shall fairly allocate such charges as of the Effective Time, and shall be included as Other Accrued Payables in the Closing Net Working Capital as set forth on Exhibit G.  The following items attributable to the Transferred Assets and the operation of the Business associated with the Transferred Assets shall be prorated as of the Closing Date based upon amounts for the applicable billing period immediately preceding the billing period in which the Closing occurs, and shall be included as Other Accrued Payables in the Closing Net Working Capital as set forth on Exhibit G:

a.                   an amount equal to the real and personal property Taxes and assessments;

b.                  water, sewer and other similar types of charges and installments or special benefit assessments;

c.                   rentals under leases transferred to or assumed by Buyer; and

d.                  charges under maintenance, service and other contracts and fees under licenses transferred to or assumed by Buyer.

SECTION 5.     SELLER'S REPRESENTATIONS AND WARRANTIES.

Seller hereby represents and warrants to Buyer as follows (except as set forth on Schedule 5 hereto, such schedule being referred to herein as the "Disclosure Schedule"):

5.1              Authorization for Agreement and Consent

.  Seller has all requisite corporate power and authority to enter into this Agreement and to sell, assign, transfer and convey the Transferred Assets to Buyer under this Agreement.  The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Seller.  Subject to Bankruptcy Court approval, this Agreement constitutes, and, when executed by Seller, any documents or instruments to be executed and delivered by Seller pursuant hereto will constitute, legal, valid and binding obligations of Seller enforceable in accordance with their terms.

5.2              Organization of Seller

.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has the corporate power and authority to own, use, and operate its properties and to carry on the Business as it is now being conducted.  Seller is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect.  There are no Subsidiaries of Seller that own Transferred Assets or are engaged in the operation of the Business.

5.3              Consents and Approvals

.  No consent, approval, authorization of, declaration, filing, or registration with, any Governmental Authority, is required to be made or obtained by Seller in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) for approval by the Bankruptcy Court via entry of the Sale Order; (b) for the filing of a notification and report form under the HSR Act or any similar act or law of any applicable foreign jurisdiction, and the expiration or earlier termination of the applicable waiting period thereunder; (c) for consents, approvals, authorizations, declarations, or rulings identified on the Disclosure Schedule, Section 5.3; and (d) for consents, approvals, authorizations, declarations, or rulings the failure of which to make or obtain will not have a Material Adverse Effect.

5.4              No Violations

.  Neither the execution, delivery, or performance of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof will (a) conflict with or result in any breach of any provisions of the Organizational Documents of Seller, (b) result in a violation, or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, or r evocation) under any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan, or other instrument or obligation to which Seller is a party or by which Seller's properties or assets may be bound or affected, (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Seller or to Seller's properties or assets, (d) result in the creation or imposition of any Encumbrance on any asset of Seller, or (e) cause the suspension or revocation of any Permit, license, governmental authorization, consent, or approval necessary for Seller to conduct the Business as currently conducted, except in the case of clauses (b), (c), (d), and (e) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions, or revocations that (i) are excused by the Bankruptcy Court or the applicability of any provision of the Bankruptcy Code; (ii) are set forth on the Disclosure Schedule, Section 5.4 or (iii) will not have a Material Adverse Effect.

5.5              No Default

.  Except as set forth on the Disclosure Schedule, Section 5.5, Seller is not in violation, breach of, or default under (and no event has occurred that with notice or the lapse of time would constitute a violation, breach of, or a default under) any term, condition, or provision of (a) its Organizational Documents, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment, or other instrument, or obligation to which Seller is a party or by which Seller's properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule, or regulation applicable to Seller or to Seller's properties or assets, or (d) any Permit, license, governmental authorization, consent, or approval necessary for Seller to conduct the Business as currently conducted, except in the case of clauses (b), (c) and (d), for those violations, breaches or defaults that (i) occurred prior to or upon the commencement of the Bankruptcy Cases and that are excused by the Bankruptcy Court or the applicability of any provision of the Bankruptcy Code or (ii) will not have a Material Adverse Effect.

5.6              Real Property.

a.                   Exhibit A contains a true and correct description of all of the Real Property.  Seller has provided Buyer with a true, complete and correct copy of each Assumed Real Property Lease (hereinafter referred to as the "Leases").  Except as set forth on the Disclosure Schedule, Section 5.6 and except as a result of the Bankruptcy Cases, (i) Seller, and to Seller's Knowledge, each other Person that has any obligation or liability under any Lease is, and at all times since August 31, 2002, has been, in compliance with all applicable terms and requirements of each such contract or lease, (ii) to Seller's Knowledge, no event has occurred or circumstance exists (including the creation of this Agreement and the performance of obligations contemplated hereby) that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or any other Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Lease, (iii) there has not been any amendment or modification to the Leases, except to the extent such amendment or modification has been previously provided to Buyer, and (iv) the Leases have not been assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered in any manner.  Seller has not given or received from any other Person, at any time since August 31, 2002, any notice or other communication (whether oral or written) regarding any actual or, to the Knowledge of Seller, Threatened violation or breach of, or default under, any Lease.  Each Lease is in full force and effect, is valid and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy and creditors rights laws, and, except as set forth on the Disclosure Schedule, Section 5.6, each Assumed Real Property Lease may, pursuant to the Sale Order, be assigned by Seller without the consent of or notice to any Person.  To Seller's Knowledge, there are no negotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to or by Seller under any Leases.  Except for the Leases, there are no other written leases with respect to the Real Property or occupancy agreements to which Seller is a party affecting the Business or necessary for the operation of the Business as currently conducted.  All facilities leased or subleased thereunder have received all approvals of Governmental Authorities (including Permits) required in connection with the operation thereof and have been operated and maintained in accordance with the applicable Legal Requirements, except where the failure to obtain such approval, or to so operate or maintain such facilities will not have a Material Adverse Effect.

b.                  Exhibit A contains a correct legal description, street address (if applicable) and tax parcel identification number for all tracts, parcels and subdivided lots included within the Real Property, including any tracts, parcels and subdivided lots relating to any right of way, easement or other property right.  The Title Commitments and Surveys constitute true, complete and correct copies of all current title commitments and surveys in Seller's possession with respect to Real Property.  Except as set forth on the Disclosure Schedule, Section 5.6, there is no existing or, to the Knowledge of Seller, Threatened plan to modify or realign any street or highway or eminent domain Proceeding that would result in the taking of all or any part of any of the Real Property or that would prevent or hinder the continued use of any of the Real Property as currently being used by Seller in the conduct of the Business.  Except as disclosed on the Disclosure Schedule, Section 5.6, there are no structural defects relating to any of the improvements to the Real Property that could reasonably be expected to have a Material Adverse Effect.  No default or breach exists (or would result from the consummation of the transactions contemplated hereunder) under any easements, appurtenances, licenses, servitudes, tenancies, options, rights-of-way, licenses, or other real property rights and privileges constituting the Real Property, except as will not have Material Adverse Effect.  All facilities located on the Real Property have received all approvals of Governmental Authorities (including Permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Legal Requirements, except where the failure to receive such approval, or to so operate or maintain such facilities as will not have a Material Adverse Effect.  There are no outstanding unrecorded options or rights of first refusal to purchase any Real Property, or any portion thereof or interest therein.  To the Knowledge of Seller, there is no pending or contemplated tax reassessment of any property included in any parcel of Real Property.

5.7              Title to and Use of Property.

a.                   At the Closing, Buyer will acquire good and marketable title to all of the Transferred Assets, in each case free and clear of any and all Encumbrances (including, without limitation, any and all claims that may arise by reason of the execution, delivery or performance by Seller of this Agreement), other than Permitted Encumbrances.

b.                  None of the Transferred Assets are owned or leased by any party other than Seller.

c.                   Seller has all Permits that are necessary for the conduct of the Business.  All Permits are listed on the Disclosure Schedule, Section 5.7 and are in full force and effect.  Except as set forth on the Disclosure Schedule, Section 5.7, no violations are or have been committed in respect of any such Permit and no Proceeding is pending or, to the Knowledge of Seller, Threatened to revoke or limit any such Permit.

5.8              Tangible Property

.  Except as set forth on the Disclosure Schedule, Section 5.8, all tangible personal property (including machinery, equipment, computers, supplies, materials, furniture, furnishings, tools, dies and vehicles), wherever located and used or held for use by Seller or its Affiliates in relation to the Business (the "Tangible Property") is in good operating condition and repair, normal wear and tear excepted, subject to continued repair and replacement in accordance with past practice, and is suitable for the purposes for which it is currently being used, in accordance with generally accepted business standards in the industry.  All items of Tangible Property used or held by Seller or its Affiliates for use in relation to the Business are listed on either Exhibit A or Exhibit C.

5.9              Sufficiency of Assets

.  Except for the Excluded Assets and except as set forth on Disclosure Schedule, Section 5.9, the Transferred Assets include substantially all of the assets, tangible and intangible, of any nature whatsoever, used in or necessary to operate the Business in the manner presently operated.

5.10          Litigation

.  Except as set forth on the Disclosure Schedule, Section 5.10, there is no (i) Proceeding pending or, to Seller's Knowledge, Threatened against Seller, the outcome of which could be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) judgment, decree, injunction, or order of any Governmental Authority or arbitrator outstanding against Seller that could reasonably be expected to have a Material Adverse Effect.

5.11          No Finder's Fee

.  Except as set forth in the Disclosure Schedule, Section 5.11, no Person is entitled to any brokerage, financial advisory, finder's, or similar fee or commission payable by Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

5.12          Financial Statements

Seller has provided to Buyer (i) financial statements (including the notes thereto) for the fiscal years ending August 31, 2000, August 31, 2001, August 31, 2002 with respect to Seller's consolidated operations (the "Annual Statements"), and (ii) unaudited financial statements as of and for the one-calendar month periods ending September 30, 2002, October 31, 2002, November 30, 2002 and December 31, 2002, with respect to Seller's consolidated operations (the "Monthly Statements" and, together with the Annual Statements, the "Financial Statements").  Seller has also provided to Buyer monthly plant operating summaries for the Business for the calendar months of January though

December, 2002 (the financial statements set forth therein being referred to herein as the "Operating Summaries").  The Financial Statements and the Operating Summaries are attached hereto as Disclosure Schedule, Section 5.12.  The Financial Statements have been prepared from, and are in accordance with, the books and records of Seller, and have been prepared in accordance with United States generally accepted accounting principles ("GAAP"), including the implementation of new accounting standards as required by GAAP, applied on a consistent basis throughout the periods covered thereby (except (a) any inconsistencies specifically disclosed in the Financial Statements, (b) the method of handling plant operating costs for plants that operate for a portion, but not all, of any month was adopted in April, 2002 and has been applied on a consistent basis since that date and (c) with respect to the Monthly Statements, such statements may not include footnotes and shall be subject to nonmaterial  year-end adjustments), and fairly present in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Seller at the dates and for the periods covered thereby.  The Supplemental Financial Statements, when delivered pursuant to Section 7.10, will have been prepared from, and will be in accordance with, the books and records of Seller, and will have been prepared in accordance with GAAP, including the implementation of new accounting standards as required by GAAP, applied on a consistent basis throughout the periods covered thereby (except (a) any inconsistencies specifically disclosed in the Financial Statements, (b) the method of handling plant operating costs for plants that operate for a portion, but not all, of any month was adopted in April, 2002 and has been applied on a consistent basis since that date and (c) such Supplemental Financial Statements may not include footnotes and shall be subject to nonmaterial year-end adjustments), and will fairly present in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Seller at the dates and for the periods covered thereby.  The Operating Summaries have been and the Supplemental Operating Summaries, when delivered pursuant to Section 7.10, will have been prepared on a basis consistent with Seller's historically prepared operating summaries (except (a) any inconsistencies specifically disclosed in the Supplemental Operating Summaries and (b) the method of handling plant operating costs for plants that operate for a portion, but not all, of any month was adopted in April, 2002 and has been applied on a consistent basis since that date).

5.13          Legal Compliance

.  Except as disclosed in the Disclosure Schedule, Section 5.13, Seller is not in violation of, nor has Seller been given notice or been charged with any violation of, any Legal Requirements except for such violations, notices, or charges that have not had or will not have, individually or in the aggregate, a Material Adverse Effect.  Except as disclosed in the Disclosure Schedule, Section 5.13,no investigation or review by any Governmental Authority is pending or, to the Knowledge of Seller, Threatened, nor has any Governmental Authority indicated to Seller an intention to conduct the same.

5.14          Environmental Laws

.  Except as set forth on the Disclosure Schedule, Section 5.14 and except as will not have a Material Adverse Effect,

a.                   (i) Seller is in compliance with, and has complied in all respects with, and there are and have been no violations of, any Environmental Laws related to the Transferred Assets or to the operation by Seller of the Business; (ii) Seller possesses all environmental permits, certificates, consent or other settlement agreements, licenses, approvals, registrations and authorizations required for the operation of the Business under all Environmental Laws ("Environmental Permits"); (iii) Seller is in compliance with, and has complied in all respects with, the provisions of all Environmental Permits and there are and have been no violations of, Environmental Permits; (iv) there are no Environmental Conditions on or affecting the Transferred Assets; (v) there are no Hazardous Materials on the Real Property which could reasonably be expected to result in an Environmental Liability; (vi) Seller has filed all notices required under all Environmental Laws and Environmental Permits; (vii) Seller has taken all actions required under Environmental Laws to satisfy or obtain the approval of a Governmental Authority as a condition to the consummation of the transactions contemplated by this Agreement; (viii) the Environmental Reports constitute all information and data, including but not limited to all studies, analyses and test results, in Seller's possession, custody or control, relating to environmental matters associated with the Transferred Assets or the operation of the Business, including but not limited to all Environmental Conditions and all Hazardous Materials, and all such Environmental Reports have been made available to Buyer; (ix) the Real Property is not listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or under any similar state list, or the subject of any federal, state or local enforcement action or investigation, or citizen's suit, under any Environmental Law ("Identified Site"); (x) the Real Property has never operated subject to "interim status" or other permit requirements imposed by the Resource Conservation and Recovery Act, as amended, or similar state statute, regardless of whether such interim status or other permit was ever lawfully obtained; (xi) Seller has not transported or arranged for transportation of (directly or indirectly) to any Identified Site any Hazardous Materials generated or created by the use, ownership or operation of the Transferred Assets or by the operation of the Business; and (xii) there is not now, nor at any time in the past has there been, at, on or in any of the Real Property, any (A) treatment, recycling, storage or disposal or any Hazardous Materials, or (B) surface impoundment, landfill lagoon or other containment facility for the temporary or permanent storage, treatment, or disposal of Hazardous Materials.

b.                  The Environmental Permits are all of the governmental permits, including all environmental permits, licenses, orders, franchises and related instruments issued under or pursuant to any Environmental Laws that are presently held by Seller relating to the ownership or operation of the Transferred Assets or the Business.  No Proceeding is now pending, or to the Knowledge of Seller, Threatened seeking to revoke or limit any Environmental Permit.  The Environmental Permits constitute all the governmental permits, including environmental permits, licenses, orders, franchises and related instruments necessary for the operation of the Transferred Assets or the Business or required, in each case, under or pursuant to any Environmental Laws.

c.                   There are no underground storage tanks currently located on the Real Property.  Any underground storage tanks previously located on the Real Property were closed in accordance with applicable Environmental Laws.

5.15          Taxes.

a.                   Except as set forth on the Disclosure Schedule, Section 5.15, Seller has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it and has paid all Taxes owed by it.  All Tax Returns filed by Seller are correct and complete in all material respects.

b.                  There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Transferred Assets.  None of the Transferred Assets is property that is required to be treated for Tax purposes as being owned by any other Person.

c.                   All Taxes that Seller is required by law to withhold or collect for all periods ending on or prior to the Closing Date have been withheld or collected, and Seller has timely paid all such Taxes due any Governmental Authority.

d.                  Seller has not received any written notice from a taxing authority in a jurisdiction where it does not file Tax Returns that it may be subject to taxation by that jurisdiction.

e.                   The transactions contemplated herein are not subject to the Tax withholding provisions of the Code or of any other tax withholding provisions under any Legal Requirement.

f.                    Except as set forth on the Disclosure Schedule, Section 5.15, there is no Proceeding now pending, or to the Knowledge of Seller, Threatened relating to Taxes of Seller, and no extension or waiver of a statute of limitations relating to Taxes of Seller is in effect.

5.16          Employees -- Benefits

.  Except as set forth in the Disclosure Schedule, Section 5.16 and except as will not have a Material Adverse Effect:

a.                   With respect to the Facility Employees, Seller (i) is in compliance with all applicable Legal Requirements respecting labor and employment, occupational safety, plant closing and wages and hours, (ii) has not committed any unfair labor practices, (iii) is not party to a collective bargaining agreement, or any organization effort presently being made or, to the Knowledge of Seller, Threatened by or on behalf of a labor union, and (iv) has no pending or, to the Knowledge of Seller, Threatened claims, trade disputes or controversies regarding employment, terms of employment or termination of employment, including but not limited to any claims for unpaid wages, discrimination, harassment, or workers' compensation.

b.                  Each employee benefit plan (as defined in Section 3(3) of ERISA) in which Facility Employees participate (each an "Employee Benefit Plan") has in all respects been maintained in compliance with its terms and all provisions of ERISA and the Code applicable thereto.  Each Employee Benefit Plan which is an employee pension plan within the meaning of Section 3(2) of ERISA (a "Pension Plan"), which is intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified and Seller knows of no facts which would indicate that the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder has been adversely affected, and all such qualified Pension Plans are subject to Title IV of ERISA, the funding requirements of Section 412 of the Code or are multiemployer plans as defined in Section 3(37) of

ERISA.  Seller has at all times provided certificates of credible coverage as required by HIPAA.  Each Employee Benefit Plan which is a welfare plan providing health benefits has at all times been in compliance with the provisions of Section 4980B of the Code and no such plan provides post-retirement medical or life coverage to any Facility Employees, other than as required by the provisions of COBRA.

5.17          Intellectual Property

.  The Transferred Intellectual Property and Licensed Intellectual Property identified in the Disclosure Schedule, Section 5.17, constitute all the Intellectual Property rights used in the operation of the Business as currently conducted and constitute all such Intellectual Property necessary to conduct the Business after the Closing in substantially the same manner as conducted by Seller prior to Closing.  Except as will not have a Material Adverse Effect, the products used, manufactured, marketed, sold or licensed by Seller in connection with the Business, and all Transferred Intellectual Property used in the conduct of the Business as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.  Except as will not have a Material Adverse Effect, Seller has no Knowledge of any Licensed Intellectual that infringes upon, violates or constitutes the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

5.18          Contracts and Cure Amounts

.  The Disclosure Schedule, Section 5.18contains a complete and accurate list of all contracts, arrangements, or understandings  (whether written or oral, whether express or implied), including, without limitation, the licenses with respect to the Licensed Intellectual Property, of Seller which constitute Transferred Assets or Assumed Liabilities hereunder (the "Contracts").  Except as set forth on the Disclosure Schedule, Section 5.18, (i) Seller and, to Seller's Knowledge, each other Person that has any obligation or liability under any Contract is, and at all times since August 31, 2002 has been, in compliance with all applicable terms and requirements of each such Contract, (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or any other Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract, (iii) there has not been any amendment or modification to any Contract, except to the extent such amendment or modification has been previously delivered to Buyer, and (iv) the Contracts have not been assigned in any manner.  Seller has not given or received from any other Person, at any time since August 31, 2002 any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.  Each Contract is in full force and effect, is valid and enforceable in accordance with its terms and, except as enforceability may be limited by applicable bankruptcy and creditors rights laws, and, except as set forth on the Disclosure Schedule, Section 5.18, each Contract may be assigned by Seller pursuant to the Sale Order without the consent of or notice to any Person.  There are no negotiations of, outstanding rights to renegotiate, or, to Seller's Knowledge, attempts to renegotiate any material amounts paid or payable to Seller under any Contracts.  Except for the Contracts and those contracts and agreements set forth on the Disclosure Schedule, Section 5.18, there are no other written or oral contracts, arrangements, understandings or agreements to which Seller is a party necessary for the operation of the Business as presently operated.  The aggregate amount of all Cure Amounts as of the date hereof and as of the Closing Date is equal to the sum of all Cure Amounts listed on Exhibit B on the date hereof and on the Closing Date, as applicable.

5.19          No Changes; Conduct of Business

.  Except as set forth in the Disclosure Schedule, Section 5.19, since August 31, 2002, the operations and affairs of the Business have been conducted in the ordinary course of business, and there has been no event or change which has had or could reasonably be expected to have a Material Adverse Effect.

5.20          Books and Records

.  To Seller's Knowledge, Seller has provided or made available to Buyer all books and records related to the Transferred Assets and the operations, assets and properties of the Business.

5.21          Accuracy of Statements

.  To Seller's Knowledge, no representation, warranty or other statement made by Seller to Buyer in this Agreement or any statement, certificate or schedule furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.  Seller has no Knowledge of any fact that has specific application to Seller that may have a Material Adverse Effect that has not been set forth in this Agreement.

SECTION 6.     REPRESENTATION AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

6.1              Authorization for Agreement and Consents

.  Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Buyer.  Subject to Bankruptcy Court approval, this Agreement constitutes, and, when executed by Buyer, any documents or instruments to be executed and delivered by Buyer pursuant hereto will constitute, legal, valid and binding obligations of Buyer enforceable in accordance with their terms.

6.2              Organization

.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska and has the corporate power and authority to own, use, and operate its properties and to carry on its business as it is now being conducted.

6.3              No Violation

.  The execution and delivery of this Agreement and all other agreements, instruments and documents contemplated hereby by Buyer and the consummation of the transactions contemplated hereby and thereby will not conflict with or violate or constitute a breach or default under the Organizational Documents of Buyer or any provision of any mortgage, trust indenture, lien, lease, agreement, instrument, or court order, judgment or decree to which Buyer is bound.

6.4              Finder's Fees

.  No Person is entitled to any brokerage, financial advisory, finder's, or similar fee or commission payable by Buyer in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

6.5              No Litigation

.  No Proceeding is pending or, to Buyer's Knowledge, has been Threatened by or against Buyer which would materially and adversely affect the ability of Buyer to consummate the transaction provided for in this Agreement.

6.6              No Financing Contingency

.  Buyer has cash reserves or availability under existing credit facilities to pay the Purchase Price in cash to Seller on the Closing Date without new debt or equity financing.  Buyer's obligations hereunder are not contingent upon procuring financing for the transaction contemplated hereunder.

SECTION 7.     COVENANTS.

7.1              Seller's Chapter 11 Bankruptcy Case.

a.                   This Agreement and the transactions contemplated hereby are contingent upon the approval and authorization of the Bankruptcy Court.  Seller shall file a motion (the "Sale Motion") within two (2) Business Days after the date hereof to seek approval by the Bankruptcy Court of: (1) at a first hearing, the Auction and Bid Procedures attached hereto as Schedule 7.1(a)(1) and (2) at a second hearing, the sale contemplated hereby (subject only to said Auction and Bid Procedures).  Seller shall use its Best Efforts to obtain the entry of the order approving the Auction and Bid Procedures in the form attached hereto as Schedule 7.1(a)(2) (the "Bid Protection Order") on or before February 28, 2003.  Seller shall use its Best Efforts to obtain the entry of the Sale Order in the form attached hereto as Schedule 7.1(a)(3) on or before April 18, 2003.

b.                  Seller shall provide notice of the Sale Motion to every Person with an interest in the Transferred Assets and every Person  requested by Buyer, in accordance with the notice provisions of the Bankruptcy Code, including, without limitation, any applicable state taxing authority.  Seller shall advise Buyer of any written objections filed with the Bankruptcy Court to this Agreement

7.2              Seller's Employees.

a.                   Seller shall use its Best Efforts to assure that Buyer or its Affiliates may interview and/or offer employment to any or all of those employees of Seller listed on Schedule 7.2 ("Facility Employees"), which offers of employment will be conditioned upon Closing and upon the termination of such Facility Employees' employment with Seller or any Affiliate of Seller immediately prior to the Effective Time and shall be effective at the Effective Time.  Buyer shall provide Seller with a list of all of those Facility Employees Buyer or its Affiliates wishes to interview or make offers of employment to without interviews and shall coordinate interviews with a designated representative of Seller or its Affiliates.  Buyer shall provide Seller a list of those Facility Employees to whom offers of employment have been made, which list shall include the nature and title of the position, salary, and location of employment.   Buyer shall also provide Seller with a list of those Facility Employees accepting such employment offer (the "Hired Employees") on or before the Closing Date.

b.                  The Hired Employees will become Buyer's or its Affiliates' employees immediately following the Effective Time and at the Effective Time Buyer or

its Affiliates will become responsible for wages, salaries, benefits, other compensation, severance pay, and severance benefits to the extent required under any Legal Requirement, or notices required under such Legal Requirements with respect to the Hired Employees arising with respect to employment with Buyer.

c.                   Seller shall retain responsibility for, and shall indemnify the Buyer from and against, all Damages for the following matters which accrue for the periods prior and up to the Effective Time as a result of the Facility Employees' employment with Seller:

(i)wages, salaries, stay and other bonuses, variable compensation and income sharing plans and all Taxes associated therewith;

(ii)severance pay and severance benefits to the extent required under applicable Legal Requirements or notices required under such Legal Requirements with respect to Facility Employees of Seller who are terminated by Seller prior to or at the Closing; and

(iii)            vacation pay with respect to the Hired Employees.

Upon ten (10) days written notice, Buyer shall reimburse Seller for severance payments in excess of $250,000, in the aggregate, made by Seller to Terminated Facility Employees in accordance with the Severance Policy; provided, however, that Buyer shall have no obligation to reimburse Seller for such severance payments unless Seller has delivered to Buyer evidence reasonably acceptable to Buyer of all severance payments to be made to Terminated Facility Employees in accordance with the Severance Policy.

d.                  At the Closing, Seller or its Affiliates shall cause the termination of the participation of the Hired Employees in all of the savings, Code section 401(k), pension, retirement, medical, dental, life insurance, accident and sickness, short-term disability, long-term disability, profit-sharing, deferred compensation, stock option, vacation, stock bonus, employee stock ownership, bonus, severance, or other similar plans, programs, agreements, and arrangements, including all employee benefit plans as defined in Section 3(3) of ERISA, which are maintained by or contributed to by Seller or its Affiliates (collectively, the "Plans"), except that the Hired Employees' participation in Seller's or its Affiliates' medical, and dental, and life insurance plans shall continue through the last day of the calendar month in which the Closing occurs.  Seller shall fully vest Hired Employees in all pension, retirement, profit-sharing and section 401(k) plans.  On the last day of the calendar month in which the Closing occurs, the Hired Employees' participation in Seller's or its Affiliates' medical, and dental, and life insurance plans shall terminate, subject to rights that Hired Employees have under Seller's Plans.

e.                   Seller shall retain sponsorship of all the Seller's Plans and shall retain all responsibility for administration and funding of the Plans, including, but not limited to, all reporting and disclosure requirements.

f.                    All of the Hired Employees will be permitted to enroll in all of Buyer's or its Affiliates' plans, as the case may be, in accordance with the terms and conditions of such plans in effect from time to time.

g.                   At the Closing, Buyer or its Affiliates, as the case may be, shall waive or cause the waiver of waiting periods, pre-existing condition exclusions, and other limitations on participation otherwise applicable to any Hired Employee and qualified dependents (who was covered by an employee welfare benefit plan of Seller or its Affiliates and immediately elects to be covered by an employee welfare benefit plan of Buyer or its Affiliates) under or with respect to all employee welfare benefit plans maintained by Buyer or its Affiliates provided the Hired Employee and qualified dependents where covered by a Seller's Plan as of the Closing and the Hired Employee immediately elects coverage, including coverage for qualified dependents, under a similar employee welfare benefit plan of Buyer or its Affiliates.

h.                   Seller shall retain responsibility for all medical, dental, life, vision, AD&D, cafeteria, short-term disability, and long-term disability claims by any Hired Employee which were incurred on or prior to the Closing while covered by the applicable Plan and for worker's compensation claims related to injuries arising from the employment of the Hired Employees for periods prior to and through the Closing, in each case to the extent covered by the respective employee benefit plan and/or insurance plan or policy of Seller or its Affiliates, and any claims regarding the Seller's 401(k) Plan which arise out of the administration or operation of such Plan prior to, at or following the Closing.

i.                     For purposes of this Section 7.2, a claim for reimbursement under a medical, hospital or dental, prescription drug, or similar plan shall be deemed to be incurred on the date that the claim occurs.  A claim occurs on the date service is provided and there shall be no continuation of a claim from one day to the next.  If a hospitalization commences prior to the last day of the calendar month in which the Closing occurs and the covered Employee or dependent remains in the hospital after the last day of the calendar month in which the Closing occurs, any existing coverage shall remain in place until the covered individual is released from the hospital.

j.                    With respect to the Hired Employees, prior employment with Seller or an Affiliate thereof shall be recognized by Buyer or its Affiliates, as the case may be, for the purpose of determining vacation eligibility.  All Hired Employees shall be subject to Buyer's vacation policies, provided all such Hired Employees shall be given full credit for pre-Closing years of service recognized by Seller and its Affiliates for vacation purposes under Buyer's or its Affiliates' policy.  Seller shall be responsible for payment to Employees for any accrued and earned but not used vacation as of the Closing in accordance with the Seller's policies.

k.                  Seller shall not include a reserve for accrued bonuses through the Closing Date.  Seller shall pay such amounts, if any, directly to the Hired Employees.

l.                     The parties expressly acknowledge that this Agreement is not intended to create a contract between Buyer or Seller and any Hired Employee, and no Employee or Hired Employee may rely on this Agreement as the basis for any breach of contract claim against Buyer or Seller.  Seller shall not, in any manner, be responsible or liable for administration or the payment of any benefit due under any plans maintained by Buyer or its Affiliates and Buyer or its Affiliates shall not, in any manner, be responsible or liable for administration or the payment of any benefit due under the Plans or any other employment benefit plans maintained by Seller.

m.                 Seller shall have caused the termination of the employment of the Hired Employees as of the Closing and shall have provided such notice of termination if and as required by the WARN Act or any similar state law, and shall have complied with any Legal Requirements.

n.                   Nothing in this Agreement shall be deemed or construed to require Buyer to continue to employ any Hired Employees for any period after Closing.

o.                  Continuation coverage under COBRA shall be offered by Seller to all Facility Employees whose employment with Seller is terminated as a result of this transaction contemplated by this Agreement for the greater of (i) ninety (90) days following the Closing and (ii) as long as Seller maintains its current group health plan, but in no event beyond the maximum period required by law.  Seller shall indemnify and hold Buyer harmless from any and all Damages incurred by Buyer as a result of the failure of Seller to comply with any of the requirements of COBRA or the WARN Act and its obligations hereunder.

7.3              Access.

a.                   From and after the date of this Agreement until the Closing Date, Seller shall give Buyer and its employees, agents and authorized representatives reasonable access, during regular business  hours and upon reasonable advance notice, to Seller's employees, the Transferred Assets (including without limitation all trailers set forth on Appendix 5 to Exhibit A), and records of the Business, as are necessary to allow Buyer and its employees, agents and authorized representatives to make such inspections, to interview or confer with officers, employees, agents and representatives of the Seller, as Buyer believes are necessary and appropriate with respect to the Transferred Assets or the Business.  Seller shall have the right to have a representative present at all times of any such inspections, interviews and examinations conducted at or on the offices or other facilities or properties of Seller.  Additionally, all records provided to Buyer pursuant to this section will be deemed to be "Confidential Information" for purposes of the Confidentiality Agreement.  Buyer, however, shall not be entitled access to any materials containing privileged communications or information about employees, disclosure of which might violate an employee's reasonable expectation of privacy.  Buyer expressly acknowledges that nothing in this Section 7.3 is intended to give rise to any contingency to Buyer's obligations to proceed with the transactions contemplated herein.

b.                  From and after the date of this Agreement until the thirtieth (30th) day following the Closing Date, Seller shall give Buyer and its employees, agents and authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to Seller's employees, the Optional Assets, and any records of the Business related to the Optional Assets, as are necessary to allow Buyer and its employees, agents and authorized representatives to make such inspections, to interview or confer with officers, employees, agents and representatives of the Seller, as Buyer believes are necessary and appropriate with respect to the Optional Assets.  Seller shall have the right to have a representative present at all times of any such inspections, interviews and examinations conducted at or on the offices or other facilities or properties of Seller.

7.4              HSR Act

.  If filings pursuant to and under the HSR Act or any similar act or law of any applicable foreign jurisdiction are required in connection with the consummation of the transactions contemplated by this Agreement, within five (5) Business Days after the entry of the Sale Order, Seller and Buyer will compile and file (or will cause its "ultimate parent entity" (as determined for purposes of the HSR Act) to file) under the HSR Act or such other act or law such information respecting such party as the HSR Act or such other act or law requires.  Seller and Buyer shall take such steps as may be reasonably necessary to cause the termination of the waiting period under the HSR Act without entry by a court of competent jurisdiction of an order enjoining the consummation of the transactions contemplated by this Agreement.  In the event a "second request" is made with respect to such filing and Buyer's internal and external costs of compliance with such "second request" would reasonably be expected to exceed $250,000, in the aggregate, Seller shall advance Buyer's internal and external costs in excess of $250,000.  Notwithstanding the foregoing, in no event shall Buyer or any of its Affiliates be required to (i) comply with such "second request" if Seller has not advanced Buyer's reasonably expected internal legal costs and external costs in excess of $250,000, in the aggregate, or (ii) divest any of the Transferred Assets or any of the assets of the Buyer or its Affiliates if such divestiture could reasonably be expected to have a Buyer Material Adverse Effect.  HSR filing fees required by the HSR Act shall be paid by Buyer; provided, however, that, in no event shall Buyer be required to make any filing pursuant to the HSR Act which requires the payment by Buyer of any additional (or duplicate) HSR filing fee.

7.5              Permits and Consents

.  Seller shall use Best Efforts to (i) obtain all approvals, consents, ratifications, waivers, or authorizations if any, of any Person not a party to this Agreement which are required to transfer any of the Transferred Assets, including the Licensed Intellectual Property, to Buyer (collectively, the "Required Consents"), (ii) obtain all Permits and Environmental Permits, if any, necessary to transfer the Transferred Assets to Buyer (collectively, the "Transfer Permits"); (iii) transfer to Buyer all Permits and Environmental Permits that are transferable prior to or at Closing and are necessary for Buyer's lawful operation of the Business and the Transferred Assets following the Closing in substantially the same manner as presently operated by the Seller (collectively the "Transferable Permits"); and (iv) obtain all Permits and Environmental Permits, other than the Transferable Permits, necessary for Buyer's lawful operation of the Business and the Transferred Assets following the Closing in substantially the same manner as presently operated by the Seller (collectively, the "New Permits").  Buyer shall cooperate with Seller to obtain all Required Consents, Transfer Permits and Transferable Permits, and shall use Best Efforts to obtain all New Permits.

7.6              Title Commitments and Lease Consents.

a.                   Seller has delivered or, on or before March 1, 2003, will deliver to Buyer, true, complete and correct copies of surveys and title commitments with respect to all Real Property.  Buyer shall have until the Title Exam Deadline to notify Seller, in writing, of any Encumbrances on the Real Property other than Permitted Encumbrances.  From and after the date of this Agreement until the Closing Date, Seller shall cooperate with and assist Buyer with the removal, or satisfaction of any such Encumbrances; provided, however, that Seller shall not be required to provide consideration to third parties or suffer economic detriment as a result of its cooperation and assistance, except for Seller's internal administrative costs.  Buyer shall, within four (4) Business Days after the Title Exam Deadline, notify Seller in writing whether Buyer elects (i) to accept the conveyance of the Real Property, subject to any such remaining Encumbrances, or (ii) to terminate this Agreement, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Buyer as set forth in Section 13.3.  If Buyer does not so terminate this Agreement, then any such remaining Encumbrances shall be deemed to be Permitted Encumbrances.

b.                  Seller shall obtain all necessary consents required to transfer all Assumed Real Property Leases.  Seller agrees to advise Buyer promptly in writing with respect to any Assumed Real Property Lease, Permit or other property right which it knows or has reason to believe will not receive any Required Consent.  To the extent that assignment by Seller to Buyer of any Assumed Real Property Lease is not permitted or is not permitted without the consent of another Person, this Agreement will not be deemed to constitute an undertaking to assign such contract or permit if such consent is not given or if such an undertaking otherwise would constitute a breach of, or cause a loss of benefits under, such Assumed Real Property Lease.  If consent to assignment is not obtained or if such assignment is not permitted irrespective of consent, Seller will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer all benefits of any such Assumed Real Property Lease, including enforcement for the benefit of Buyer of any and all rights of Seller against any other Person arising out of breach or cancellation by such other Person and including, if so requested by Buyer, acting as an agent on behalf of Buyer or as Buyer may otherwise reasonably require.

7.7              Conduct of the Business by Seller Pending Closing

.  Subject to any obligations as a debtor or debtor-in-possession under the Bankruptcy Code, Seller shall use all commercially reasonable efforts to conduct the Business in the ordinary course of business.  Seller shall use all commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement.  Seller shall also maintain the Transferred Assets in a state of repair and condition that complies with all Legal Requirements and is consistent with the ordinary course of business.  Except as otherwise contemplated under this Agreement, from the date hereof until the Closing Date, without the prior written consent of Buyer, Seller shall not:

a.                   adopt or propose any change in Seller's Organizational Documents which could impact the transactions contemplated by this Agreement;

b.                  declare, set aside, or pay any dividend, interest or other distribution with respect to any of Seller's Equity Interests, or split, combine, or reclassify any of Seller's Equity Interests, or repurchase, redeem, or otherwise acquire any of Seller's Equity Interests in the event any of the foregoing could impact the Business or the transactions contemplated by this Agreement;

c.                   merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

d.                  lease, license, or otherwise surrender, relinquish, encumber, or dispose of any Transferred Assets other than the disposition of obsolete or damaged immaterial Transferred Assets in the ordinary course of business;

e.                   change any method of accounting or accounting practice used by it, except for any change required by GAAP;

f.                    establish or increase the benefits under, or promise to establish, modify or increase the benefits under, any Employee Benefit Plan or otherwise increase the compensation payable to any Facility Employees, except in accordance with existing plans and agreements consistent with past practice, or establish, adopt or enter into any collective bargaining agreement, in each case with respect to the Facility Employees;

g.                   obtain any rulings or make any elections with respect to Taxes, or enter into any agreements with any taxing authority in the event any of the foregoing could impact the Business;

h.                   increase or decrease the Product Inventory, except in the ordinary course of business;

i.                     agree or commit to do any of the foregoing; and

j.                    except to the extent necessary to comply with the requirements of applicable Legal Requirements, (i) take, agree, or commit to take, any action that would make any representation or warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect on the Closing Date, or (iii) take, agree, or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions set forth in Section 9 not being satisfied.

7.8              Public Announcements

.  Buyer, on the one hand, and Seller, on the other hand, agree that they will not issue any press release or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or the Bankruptcy Court.

7.9              Exclusivity

.  From the date of this Agreement through the date on which the Bid Protection Order has been entered by the Bankruptcy Court, none of Seller, Seller's

Affiliates or any of their respective agents or representatives shall, directly or indirectly, enter into, solicit or initiate any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than Buyer and its representatives, concerning any such Person becoming the Lead Bidder in place of Buyer for the purchase of all or any portion of the Business or the Transferred Assets.  Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than Buyer) concerning any such Person becoming the Lead Bidder in place of Buyer, or the provision by Seller or its Affiliates or any of their respective representatives of information to any Person (other than Buyer) regarding any such Person becoming the Lead Bidder in place of Buyer.

7.10          Financial Statements

.  From the date of this Agreement through the Closing Date, within twenty-five (25) days after the end of each applicable calendar month, Seller shall provide Buyer with copies of (i) the financial statements prepared in accordance with past practice for each calendar month ending subsequent to December, 2002 (the "Supplemental Financial Statements"), prepared in accordance with GAAP including the implementation of new accounting standards as required by GAAP, applied on a consistent basis throughout the periods covered thereby (except (a) any inconsistencies specifically disclosed in the Financial Statements, (b) the method of handling plant operating costs for plants that operate for a portion, but not all, of any month was adopted in April, 2002 and has been applied on a consistent basis since that date and (c) with respect to such Supplemental Financial Statements may not include footnotes and shall be subject to nonmaterial  year-end adjustments) and (ii) monthly plant operating summaries for each calendar month ending subsequent to December, 2002 (the financial statements set forth therein being referred to herein as the "Supplemental Operating Summaries"), prepared on a basis consistent with Seller's historically prepared operating summaries (except (a) any inconsistencies specifically disclosed in the Supplemental Operating Summaries and (b) the method of handling plant operating costs for plants that operate for a portion, but not all, of any month was adopted in April, 2002 and has been applied on a consistent basis since that date).

7.11          IRS Form 8594

.  Seller shall timely file the IRS Form 8594 (including any amendments thereto) prepared pursuant to Section 3.2 hereof with the Internal Revenue Service with its federal income Tax Return for the tax period which includes the Closing Date (or as may otherwise be required by law).

7.12          Rights of First Refusal

.  From the date of this Agreement through the Closing Date, neither Buyer nor any Affiliate of Buyer shall exercise any right or option to purchase or any right of first refusal with respect to any of the Transferred Assets which arises or exists outside of the terms of this Agreement.

7.13          Limitation on Encumbrances

.  Following the date of this Agreement, except in accordance with Section 2.4 of this Agreement and except as required by the Bank Group, Seller shall not sell, assign or otherwise transfer, or make, create, incur, assume or suffer to exist any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any part of the Optional Assets on or before the thirty-first (31st) day following the Closing.

SECTION 8.     TAX MATTERS.

8.1              Sales and Transfer Taxes

.  Seller shall be responsible for and agrees to pay if due all sales, use, value added, documentary, stamp, gross receipts, transfer,conveyance, excise, real estate recording and other similar Taxes and fees (collectively, "Transfer Taxes") arising out of the transfer of the Transferred Assets by Seller and the other transactions contemplated herein, specifically including, without limitation, all sales and transfer Taxes with respect to any real property or vehicles to be transferred to Buyer hereunder.  Seller shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes, if any, provided that Buyer shall be permitted to prepare any such Tax Returns that are the primaryresponsibility of Buyer under applicable law.  Buyer's preparation of any such Tax Returns shall be subject to Seller's approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Buyer shall reasonably cooperate with Seller in procuring any available exemptions from any Transfer Taxes and shall reasonably cooperate in procuring any documentation that may be necessary to establish any such exemption.

8.2              Cooperation on Tax Matters

.  After the Closing, Seller will cooperate with Buyer, and Buyer will cooperate with Seller, to the extent necessary in the preparation of all Tax Returns and will provide (or cause to be provided) any records and other information the other so reasonably requests and will provide the cooperation of its employees and auditors.  Seller will reasonably cooperate with Buyer and Buyer will reasonably cooperate with Seller in connection with any Tax investigation, audit or other Proceeding.  Following the Closing, Buyer shall control any Tax investigations, audits or other Proceedings; provided, however, that if such investigations, audits or Proceedings could reasonably be expected to result in material liability to Seller or any of Seller's Affiliates, Seller may participate in such investigations, audits or other Proceedings.  Seller shall prepare and timely file the 2003 property Tax Returns for jurisdictions with a January 1 assessment date and shall provide Buyer with copies of such Tax Returns and associated supporting work papers.  The Tax Returns shall be prepared in accordance with all applicable Legal Requirements and previous reporting methodologies utilized by Seller.

8.3              Tax Clearance Certificates

.  Prior to the Closing, Seller shall use its Best Efforts to obtain tax clearance certificates or other documents which may be required by a taxing authority in order to relieve Buyer of any obligation to withhold any portion of the payments to Seller pursuant to this Agreement.

SECTION 9.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

The obligations of Buyer hereunder are subject to the satisfaction on or prior to the Closing Date of the conditions set forth below (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Buyer, unless such a waiver is prohibited by law).

9.1              Representations and Warranties True.

a.                   The representations and warranties made by Seller in this Agreement that are qualified by materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement (unless Seller has cured such breach of such representation and warranty within ten (10) Business Days of Buyer's delivery of notice to Seller regarding such breach) and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of such dates, and Buyer shall have received a certificate signed by an officer of Seller as to the satisfaction of this condition.

b.                  Notwithstanding the foregoing subsection (a), the representations and warranties made by Seller in Section 5.4, 5.13 and 5.14 of this Agreement shall have been and shall be true and correct in all respects, in each case, as of the date of this Agreement and on and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of such dates, without regard to qualifications as to Knowledge, materiality or Material Adverse Effect contained in such representations and warranties, except for any breach of representation or warranty made by Seller in Section 5.4, 5.13, or 5.14 of this Agreement which would not result in (i) Damages or lost profits (other than as a result of a shut-down or interruption contemplated by subsection (iii) hereof) of greater than $500,000, individually or in the aggregate, (ii) criminal liability to any party, or (iii) the shut-down of any plant or terminal included in the Transferred Assets or the interruption of any such plant or terminal's production of ammonia, in either case for more than four (4) days within any two-week period.  Buyer shall have received a certificate signed by an officer of Seller as to the satisfaction of this condition.

9.2              Compliance with Agreement

.  Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date (including the deliveries contemplated by Section 4.2) and Buyer shall have received a certificate signed by an officer of Seller as to the satisfaction of this condition.

9.3              Bankruptcy Court Approval

.  The Bankruptcy Court shall have entered (i) the Bid Protection Order, with Auction and Bid Procedures in the form attached hereto as Schedule 7.1(a)(1), orwith such material changes as may be otherwise satisfactory to Buyer in its sole and absolute discretion or such immaterial changes as may be otherwise satisfactory to Buyer in its reasonable discretion, and (ii) the Sale Order, in the form attached hereto as Schedule 7.1(a)(3), or with such material changes as may be otherwise satisfactory to Buyer in its sole and absolute discretion or such immaterial changes as may be otherwise satisfactory to Buyer in its reasonable discretion, and the Sale Order and Bid Protection Order shall not have been reversed, stayed, modified, or amended in any manner adverse to Buyer, and the Sale Order shall have become a Final Sale Order.

9.4              Status of Title and Survey

.  The Title Policy and Surveys shall not disclose any Encumbrances affecting the Real Property other than Permitted Encumbrances and those Encumbrances to be released by the Sale Order.

9.5              HSR Act

.  Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act or any similar act or law of any applicable foreign jurisdiction shall have expired or been terminated, and no action instituted by any Governmental Authority challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement shall be pending or threatened (either orally or writing).

9.6              Permits

.  All Transferable Permits shall have been transferred to Buyer and all Transfer Permits shall have been obtained on or before the Closing Date.  Buyer shall be satisfied that all New Permits have been issued or will be issued to Buyer after the Closing upon proof of transfer of ownership of the Transferred Assets.

9.7              No Order

.  No statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any Governmental Authority or arbitrator that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated; and no claim, action, suit, arbitration, inquiry, Proceeding or investigation (each, an "Action") shall have been commenced by or before any Governmental Authority or arbitrator against Buyer or Seller, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 9.7 shall not apply if Buyer has directly solicited or encouraged any such Action.

9.8              Consents and Approvals

.  Seller shall have obtained and delivered to Buyer any and all Required Consents.

9.9              No Material Adverse Effect

.  Since the date of this Agreement, there shall have been no change in the Business, Transferred Assets or Assumed Liabilities or other event or occurrence which has had or could reasonably be expected to have a Material Adverse Effect.

9.10          No Casualty Loss

.  No Casualty Loss shall have occurred.

9.11          Tax Matters

.  Buyer shall have received from Seller, in a form satisfactory to Buyer, (i) an Internal Revenue Service Form W-9 and (ii) a statement satisfying Buyer's obligations under Treasury Regulation Section 1.1445-2(b)(2).

9.12          Transition Services Agreement

.  Seller shall have entered into the Transition Services Agreement.

9.13          Williams Agreement

  .  Seller shall have entered into a second amendment to the Williams Agreement satisfactory to Buyer, with provisions regarding rates and committed tonnage satisfactory to Buyer in its sole and absolute discretion, and such amendment will be effective as of and following the Closing.

9.14          Coffeyville Letter Agreement

.  Seller shall have entered into the Coffeyville Letter Agreement.

SECTION 10.CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

The obligations of Seller hereunder are subject to the satisfaction on or prior to the Closing Date of the conditions set forth below (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Seller, unless such a waiver is prohibited by law).

10.1          Representations and Warranties True

.  The representations and warranties made by Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of such dates, and Seller shall have received a certificate signed by an officer of Buyer as to the satisfaction of this condition.

10.2          Compliance with Agreement

.  Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, and Seller shall have received a certificate signed by an officer of Buyer as to the satisfaction of this condition.

10.3          HSR Act

.  Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act or any similar act or law of any applicable foreign jurisdiction shall have expired or been terminated, and no action instituted by any Governmental Authority challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement shall be pending or threatened (either orally or in writing).

10.4          No Order

.  No statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any Governmental Authority or arbitrator that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated; and no Action shall have been commenced by or before any Governmental Authority or arbitrator against Buyer or Seller, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 10.4 shall not apply if Seller has directly solicited or encouraged any such Action.

10.5          Bankruptcy Court Approval

.  The Sale Order shall have been entered by the Bankruptcy Court, and shall have become a Final Sale Order.

SECTION 11.POST CLOSING.

11.1          Further Assurances

.  Each party shall, from time to time at the reasonable request of the other, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification, and termination, and take such other action as the party making the request may reasonably require to effectuate the intentions of the parties, including those required to sell, transfer, convey and assign to, and vest in Buyer, and to place Buyer in possession of the Transferred Assets, and to transfer, assign, or convey the Excluded Assets to Seller.  Seller intends to convey the Transferred Assets at Closing; provided, however, if it is determined after Closing that:  (a) any part of the Transferred Assets was not in fact conveyed to Buyer, and that the title to any part of the Transferred Assets is incorrectly in the name of Seller, or (b) any Excluded Asset is conveyed to Buyer and that the title to such Excluded Asset is incorrectly in the name of Buyer, then each party shall take all such action necessary to promptly and correctly convey any part of the Transferred Assets to Buyer, or any part of the Excluded Assets to Seller.

11.2          Books and Records; Personnel

.  Except in the ordinary course of business of such party regarding its own general records or in compliance with such party's record retention policies, until the seventh anniversary of the Closing Date, Buyer and Seller will maintain all books and records, including electronic and computerized records that relate to the pre-Closing business, operations, assets and properties related to the Business, and shall give each other party full and complete access during regular business hours to all such books, records, and personnel to the extent reasonably required to enable such other party to satisfy its respective obligations hereunder or under applicable law.  In addition to the foregoing, neither Seller nor Buyer shall, without ninety (90) days prior written notification (a "Destruction

Notice") to the other, destroy any pre-Closing books and records, including electronic and computerized records, related to the Business, unless such destruction is to occur in the ordinary course of business of the party destroying such books and records, or in compliance with such party's general  record retention policies.  Following receipt of a Destruction Notice, if Seller or Buyer, as applicable, advises the other party in writing within such ninety (90) day period, the applicable party will promptly deliver the applicable books and records to the other.

11.3          Seller's Name

.  To the extent trademarks, service marks, brand names, logos or trade, corporate or business names of Seller or any of Seller's Affiliates related to the Business ("Business Intellectual Property") are not included in the Transferred Assets, Seller hereby grants to Buyer a non-exclusive, nontransferable, non-sublicensable (except to Buyer's Affiliates) license to use the Business Intellectual Property in such countries as Seller or its Affiliates, as applicable, have rights in such Business Intellectual Property, for ninety (90) days following the Closing solely in connection with Buyer's operation of the Business, including in connection with the marketing and sale of products and services of the Business.

SECTION 12.INDEMNIFICATION.

12.1          Indemnification by Seller

.  From and after the Closing, to the fullest extent permitted by law, Seller shall indemnify, defend and hold Buyer, any Affiliates of Buyer, and their respective shareholders, partners, officers, directors, members, representatives, managers, employees, agents and assigns (each, a "Buyer Indemnified Party") harmless, from and against any and all Damages incurred by any Buyer Indemnified Party in connection with or arising or resulting from any one or more of the following:

a.                   any misrepresentation or breach of any representation or warranty, without regard to qualifications as to Knowledge, materiality or Material Adverse Effect contained in such representations and warranties (except with respect to such qualification contained in Section 5.19), or nonfulfillment of any covenant or obligation of Seller under this Agreement or any misrepresentation in any statement, document, schedule, exhibit or certificate furnished or to be furnished to Buyer pursuant to this Agreement;

b.                  all liabilities and obligations of Seller other than the Assumed Liabilities;

c.                   the Seller's obligations under Section 7.2 of this Agreement (subject to Buyer's agreement to pay for severance payment obligations as provided in Section 7.2(c);

d.                  any failure by Seller to comply with any applicable transfer laws or similar laws, and any claims against Buyer by creditors of Seller or any Affiliate of Seller (except with respect to the Assumed Liabilities);

e.                   the possession, ownership, use, or operation of the Transferred Assets prior to the Closing Time (except that Seller shall have no duty to indemnify under this Section 12.1(e) with respect to any Environmental Claim which is covered exclusively by the provisions of Section 12.1(f));

f.                    the following environmental matters (herein "Environmental Claim(s)"):

(i)                  any Environmental Condition existing prior to the Closing Time, at, on or under or arising or emanating from any of the Transferred Assets, or from the property underlying the Real Property, or arising out of, based on or occurring in connection with the Business on or prior to the Closing Time, whether known or unknown as of the Closing Time, including but not limited to any loss, property damage, natural resource damage, injury to, or death of any third-party arising therefrom;

(ii)                payment of penalties and fines, including any costs of investigation or defense, assessed or imposed by any Governmental Authority arising out of or related to any Environmental Condition existing prior to the Closing Time; and

(iii)               any Damages that arise, directly or indirectly, from the Release, generation, use, presence, storage, treatment and/or recycling of any Hazardous Materials or from the operation of the Business or the Transferred Assets prior to the Closing Time, or by a third party if any such Hazardous Materials were generated or used by Seller, including but not limited to any Damages arising from Hazardous Materials that have been transported or otherwise removed from the Real Property to an offsite location prior to the Closing Time and/or Released from such offsite location at any time;

g.                   the Excluded Assets; and

h.                   the enforcement of indemnification rights under this Section 12.1.

12.2          Indemnification by Buyer

.  From and after Closing, and to the fullest extent permitted by law, Buyer agrees to indemnify, defend and hold Seller and its Affiliates, shareholders, partners, officers, directors, managers, representatives, employees, agents and assigns (each, a "Seller Indemnified Party") harmless, from and against any and all Damages incurred by any Seller Indemnified Party in connection with or arising or resulting from any one or more of the following:

a.                   any misrepresentation or breach of any representation or warranty or nonfulfillment of any covenant or obligation of Buyer under this Agreement or any misrepresentation in any statement, document or certificate furnished or to be furnished to Seller pursuant to this Agreement;

b.                  the Assumed Liabilities;

c.                   any Environmental Condition at, on or under or arising or emanating from any of the Transferred Assets solely arising from Buyer's possession, ownership, use, or operation of the Transferred Assets after the Closing, including any loss, property damage, injury to, or death of any third-party arising therefrom;

d.                  solely arising from Buyer's possession, ownership, use or operation of the Transferred Assets or the Business after the Closing Time (except that Buyer shall have no duty to indemnify under this Section 12.2(d) with respect to any Environmental Condition which is covered exclusively by the provisions of Section 12.2(c)); and

e.                   the enforcement of indemnification rights under this Section 12.2.

12.3          Indemnification Procedures

.  If any Buyer Indemnified Party or Seller Indemnified Party (each, an "Indemnified Party") receives notice of any claim or the commencement of any Proceeding by any Person other than the parties to this Agreement or their Affiliates (a "Third Party Claim") with respect to which another party (each, an "Indemnifying Party") is obligated to indemnify pursuant to Sections 12.1, 12.2 or 12.4 the Indemnified Party shall promptly give the Indemnifying Party or Parties written notice thereof.  Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of Damages that has been or may be sustained by the Indemnified Party in connection therewith.  In the event of a Third Party Claim, the Indemnified Party shall be entitled to assume and control the defense of such Third Party Claim and to appoint counsel of the Indemnified Party's choice at the reasonable expense of the Indemnifying Party to represent the Indemnified Party in connection with such Third Party Claim.  The Indemnifying Party shall cooperate with the Indemnified Party and its counsel and be allowed to participate in such defense and, at the Indemnifying Party's reasonable expense, make available to the Indemnified Party all witnesses, records, materials, and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as may be reasonably requested by the Indemnified Party, and in contesting any claim, demand or Proceeding which the Indemnified Party defends, or, if appropriate and related to the claim, demand or Proceeding in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person.  The Indemnified Party or its counsel shall keep the Indemnifying Party reasonably and periodically informed as to the status of the Third Party Claim.  The Indemnified Party shall not, without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), settle or compromise any Third Party Claim if, in connection with the settlement or compromise of such Third Party Claim, (i) the amount of Damages and other costs of the Indemnified Party, together with all such Damages for which the Indemnifying Party has already indemnified the Indemnified Party, will not exceed, in the aggregate, the Indemnification Holdback, or (ii) the settlement or compromise of such Third Party Claim would otherwise have a material non-monetary adverse effect on the Indemnifying Party.

12.4          Limitations on Indemnification Obligations; Exclusive Remedy.

a.                   The aggregate liability of Seller or Buyer for all matters arising out of or related to this Section 12 (including, without limitation, attorney's fees and other expense incurred in connection with the defense of any claim pursuant to Section 12.3) shall not exceed an amount equal to the Indemnification Holdback.

b.                  Seller will be liable to the Buyer Indemnified Parties for Damages that are indemnifiable pursuant to this Section 12 only to the extent and in the amount that the aggregate amount of Damages that are indemnifiable pursuant to this Section 12 to all Buyer Indemnified Parties exceeds $1,000,000 (at which point the Buyer

Indemnified Parties shall be entitled to indemnification amounts only in excess of such threshold amount).  Buyer will be liable to the Seller Indemnified Parties for Damages that are indemnifiable pursuant to this Section 12 only to the extent and in the amount that the aggregate amount of Damages that are indemnifiable pursuant to this Section 12 to all Seller Indemnified Parties exceeds $1,000,000 (at which point the Seller Indemnified Parties shall be entitled to indemnification amounts only in excess of such threshold amount).

c.                   No party will have any obligation to indemnify any Seller Indemnified Party or Buyer Indemnified Party for any incidental, special or consequential damages.

d.                  Buyer shall be entitled to indemnification with respect to matters or amounts which are included in Closing Net Working Capital and for which a Purchase Price Adjustment had been made pursuant to Section 3.4; provided, however, that Buyer shall only be entitled to such indemnification to the extent that Buyer's Damages have not been taken into account in the Closing Net Working Capital calculation on the Final Closing Statement.

e.                   To the extent any Damages of an Indemnified Party are reduced by receipt of payment under insurance policies (such net payment, a "Reimbursement"), such Reimbursement shall be credited against any such Damages.  If any Reimbursement is obtained subsequent to payment by an Indemnifying Party in respect of any Damages, such Reimbursement shall be promptly paid over to the Indemnifying Party.

f.                    Buyer and Seller hereby preserve all remedies to which they may be entitled arising out of, related to, in connection with or with respect to this Agreement (i) for equitable relief, including injunctive relief and, with respect to obligations arising after the Closing, specific performance, and (ii) in the case of fraud.  Except as provided in the foregoing sentence, from and after the Closing, (A) the indemnification provided in this Section 12 shall be the sole and exclusive remedy of any party hereto arising out of, related to, in connection with or with respect to this Agreement, including without limitation any breaches of covenants, representations or warranties, and indemnifiable events under this Section 12, and (B) each of the parties hereby waives, to the fullest extent it may lawfully do so, any other rights, causes of action, remedies or Damages that it may have or assert against the other party in connection with this Agreement and the transactions contemplated hereby, whether under statutory or common law, any Environmental Law, or securities, trade regulation or other Legal Requirements.

12.5          Release of Indemnification Holdback for Indemnification Claims

.  Upon the resolution of any claim for Damages by any Buyer Indemnified Party pursuant to this Section 12, an amount equal to the indemnification payment, if any, to which such Buyer Indemnified Party is entitled shall be released to Buyer from the Indemnification Holdback.  On the date which is one year after the Closing Date, Buyer and Seller shall promptly cause the Indemnification Holdback Escrow Agent to pay to Seller by wire transfer an amount equal to any amounts remaining in the Indemnification Holdback Escrow Account (including any interest that has been added thereto), less the amount of Buyer's reasonable estimateof any outstanding claim or claims for Damages which, as of such date, have not yet been fully and finally resolved; provided, however,  that if the amount of Damages with respect to any such outstanding claims could reasonably be expected to increase, the amount of Buyer's reasonable estimate of any such increase shall not be released to Seller from the Indemnification Holdback Escrow Account until such claims have been fully and finally resolved.  Any amounts remaining in the Indemnification Holdback Escrow Account after any indemnification payments contemplated by this Section 12 have been made by Seller to any Buyer Indemnified Party shall be released to Seller at such time as all claims for Damages have been fully and finally resolved and all indemnification payments contemplated by this Section 12 have been made by Seller.  For the sake of clarity, examples are set forth on Exhibit G, Examples 12.5.

12.6          Survival

.  Claims for Damages arising out of or related to this Section 12 may be made by an Indemnified Party for a period of one (1) year following the Closing Date; it being understood that in the event notice of any claim for indemnification under this Section 12 shall have been given before the end of such one (1) year period, the provision that is the subject of such claim shall survive with respect to such claim and any related claims, until such time as such claim and any related claims are fully and finally resolved.

12.7          Treatment of Indemnification Payments

.  All indemnification payments made pursuant to this Section 12 shall be treated by the parties as an adjustment to the Purchase Price unless otherwise required by applicable law.

SECTION 13.TERMINATION, BREAK-UP FEE AND REMEDIES.

13.1          Termination

.  This Agreement may be terminated on or prior to the Closing Date as follows: (a) by Buyer if a material breach of any provision of this Agreement has been committed by Seller and such material breach (if and to the extent such breach is capable of being cured by Seller) is not cured within ten (10) Business Days after Buyer has notified Seller in writing of Buyer's intention to terminate this Agreement pursuant to this clause (a) or such breach has not been waived by Buyer; (b) by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such material breach (if and to the extent such breach is capable of being cured by Buyer) is not cured within ten (10) Business Days after Seller has notified Buyer in writing of Seller's intention to terminate this Agreement pursuant to this clause (b) or such breach has not been waived by Seller; (c) by Buyer if any condition in Section 9 has not been satisfied by September 1, 2003 or if the satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date; (d) by Seller if any condition in Section 10 has not been satisfied by September 1, 2003 or if the satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date; (e) by Buyer if (1) the Bid Protection Order has not been entered by the Bankruptcy Court by March 7, 2003, with such material changes as may be otherwise satisfactory to Buyer in its sole and absolute discretion or such immaterial changes as may be otherwise satisfactory to Buyer in its reasonable discretion, or (2) the Sale Order has not been entered by the Bankruptcy Court by April 30, 2003, with such material changes as may be otherwise satisfactory to Buyer in its sole and absolute discretion or such immaterial changes as may be otherwise satisfactory to Buyer in its reasonable discretion; (f) by Buyer in the event Buyer has not consummated the purchase of FMCL and the

LLC pursuant to the Stock and Asset Purchase Agreement, dated February 17, 2003, as amended, between Buyer and Seller (the "Stock and Asset Purchase Agreement"), and said Stock and Asset Purchase Agreement has been terminated, provided such failure to purchase and termination are not caused by a breach of said Stock Purchase Agreement by Buyer; (g) by Buyer, by written or oral notice to Seller at the hearing at which the Bid Protection Order is being considered, if the Bankruptcy Court announces at such hearing that it will not approve a Break-Up Fee in an amount equal to or greater than 3% of the Estimated Purchase Price or an Expense Reimbursement that is equal to or greater than $1,000,000, or if the Bankruptcy Court in the Bid Protection Order approves a Break-Up Fee that is less than 3% of the Estimated Purchase Price or an Expense Reimbursement that is less than $1,000,000; (h) by Buyer, by written or oral notice to Seller at the hearing at which the Bid Protection Order is being considered, if the Bankruptcy Court announces at such hearing that it will not approve a Termination Fee in an amount equal to or greater than $1,500,000, or if the Bankruptcy Court in the Bid Protection Order approves a Termination Fee that is less than $1,500,000; (i) by Seller upon the consummation of a sale of all or any part of the Domestic Fertilizer Assets or Combined Fertilizer Assets to a Person or Persons other than Buyer pursuant to the Auction; (j) by Buyer if, in connection with the consummation of the transactions contemplated by this Agreement, Buyer or any of its Affiliates could reasonably be expected to be required to divest of any of the Transferred Assets or any of the assets of Buyer or its Affiliates, and such divestiture could reasonably be expected to have a Buyer Material Adverse Effect; (k) by Buyer in accordance with Section 7.6(a); or (l) by mutual written consent of the parties hereto.  In the event of termination by any party as provided above, written notice shall promptly be given to the other party and, except as otherwise provided in Section 13.2 below and the Auction and Bid Procedures, each party shall pay its own expenses incident to the preparation for the consummation of this Agreement and the transactions contemplated hereby.

13.2          Break-Up Fee, Expense Reimbursement and Termination Fee.

a.                   After approval of the Bid Protection Order by the Bankruptcy Court, Seller shall comply in all respects with the Auction and Bid Procedures and the terms of this Agreement with respect to the payment of the Break-Up Fee, the Expense Reimbursement and the Termination Fee.

b.                  Seller shall pay the Break-Up Fee and Expense Reimbursement to Buyer (i) within two (2) Business Days after Buyer terminates this Agreement (A) pursuant to Section 13.1 (a) or (c) for the failure to satisfy the conditions set forth in Sections 9.1 or 9.2 of this Agreement, and the failure to satisfy such conditions was caused, in whole or in part, by Seller's breach of Section 7.7(j) of this Agreement, or (B) pursuant to Section 13.1(e)(2), and the failure of the Sale Order to be so entered was caused, in whole or in part, by any direct or indirect action or inaction by Seller, or (ii) upon the closing of the sale of all or any part of the Domestic Fertilizer Assets or Combined Fertilizer Assets to a Person or Persons other than Buyer.  Notwithstanding the foregoing, in the event Buyer terminates this Agreement pursuant to Section 13.1(a) or 13.1(c), Buyer shall not be entitled to the Break-Up Fee pursuant to Section 13.2(b)(i)(A) in the event any breach of Section 7.7(j) giving rise to such termination is cured within thirty (30) days (the "Initial 30 Day Break-Up Fee Period") after Buyer has notified Seller in writing of such breach (which Initial 30 Day Break-Up Fee Period shall include the ten

(10) Business Day period contemplated by Sections 9.1 and 13.1(a), as applicable); provided that Seller shall have an additional thirty (30) day period (commencing immediately upon the expiration of the Initial 30 Day Break-Up Fee Period) to cure such breach (the "Extended Break-Up Fee Cure Period") if Seller has worked diligently and in good faith to cure such breach during the Initial 30 Day Break-Up Fee Period, and such breach could reasonably be expected to be cured within the Extended Break-Up Fee Cure Period.  In no event shall the Initial 30 Day Break-Up Fee Period be extended beyond the Extended Break-Up Fee Cure Period.

c.                   Seller shall pay Buyer an amount equal to $1,500,000 (the "Termination Fee") if all of the following conditions are satisfied:

(i)Buyer is not entitled to the Break-Up Fee and Expense Reimbursement pursuant to Section 13.2(b); and

(ii)Buyer terminates this Agreement pursuant to Sections 13.1(a) or 13.1(c); and

(iii)the failure to satisfy one or more conditions set forth in Sections 9.1, 9.2, 9.3(ii), 9.6, 9.7, 9.8, 9.11 or 9.12 gave rise to Buyer's termination; provided, however, that in the event Seller's breach of the representation contained in Section 5.10 gave rise to Buyer's termination of this Agreement, and Seller's breach of such representation is due to a pending or Threatened Proceeding by, or a judgment, decree, injunction or order of, the Federal Trade Commission or the Department of Justice, and Seller has otherwise complied with the terms of Section 7.4 of this Agreement, Buyer shall not be entitled to the Termination Fee.

Notwithstanding the foregoing, in the event Buyer terminates this Agreement pursuant to Section 13.1(a) or 13.1(c), Buyer shall not be entitled to the Termination Fee in the event any breach giving rise to such termination right is cured within thirty (30) days (the "Initial 30 Day Period") after Buyer has notified Seller in writing of such breach (which Initial 30 Day Period shall include the ten (10) Business Day period contemplated by Sections 9.1 and 13.1(a), as applicable); provided that Seller shall have an additional thirty (30) day period (commencing immediately upon the expiration of the Initial 30 Day Period) to cure such breach (the "Extended Cure Period") if Seller has worked diligently and in good faith to cure such breach during the Initial 30 Day Period, and such breach could reasonably be expected to be cured within the Extended Cure Period.  In no event shall the Initial 30 Day Period be extended beyond the Extended Cure Period.

13.3          Remedies.

a.                   Except as set forth in subsection (b) of this Section 13.3, if Closing does not occur, then within ten (10) days after termination of this Agreement, Seller shall cause the Earnest Money Escrow Agent to release the Earnest Money to Buyer by wire transfer of immediately available funds to such account as Buyer shall designate in writing.

b.                  If Seller terminates this Agreement pursuant to Section 13.1(b), (i) Seller shall be entitled to the Earnest Money as liquidated damages and not as a penalty and Buyer shall cause the Earnest Money Escrow Agent to release the Earnest Money to Seller by wire transfer of immediately available funds to such account as Seller shall designate in writing; and (ii) except in the case of fraud, Seller's right to the Earnest Money shall be its sole and exclusive remedy for any Damages arising out of or related to this Agreement or the transactions contemplated hereby.  Notwithstanding anything in this Section 13.3 to the contrary, in the event Seller terminates this Agreement pursuant to Section 13.1(b) for Buyer's breach of the representation contained in Section 6.5 with respect to matters arising after the execution of this Agreement but prior to the Closing, Seller shall be entitled to an amount equal to $1,500,000 (the "Seller Termination Fee") as its sole and exclusive remedy for any Damages arising out of or related to this Agreement or the transactions contemplated hereby; provided, however, that if Buyer's breach of Section 6.5 is due to a pending or Threatened Proceeding by, or a judgment, decree, injunction or order of, the Federal Trade Commission or the Department of Justice, and Buyer has otherwise complied with the terms of Section 7.4 of this Agreement, Seller shall be entitled to neither the Earnest Money nor the Seller Termination Fee.  Upon receipt of the Earnest Money or the Seller Termination Fee, as applicable, Seller hereby waives and releases each Buyer Indemnified Party from any and all Damages arising out of or related to this Agreement or the transactions contemplated hereby.

c.                   Except in the case of fraud, the Earnest Money, the Break-Up Fee, the Expense Reimbursement or the Termination Fee, as applicable, shall be Buyer's sole and exclusive remedy for any Damages arising out of or related to this Agreement or the transactions contemplated hereby, and, upon receipt of the Earnest Money, the Break-Up Fee, the Expense Reimbursement or the Termination Fee, as applicable, Buyer hereby waives and releases each Seller Indemnified Party from any and all Damages arising out of or related to this Agreement or the transactions contemplated hereby.

d.                  Notwithstanding anything to the contrary contained in this Section 13.3, in the event a court of competent jurisdiction fully and finally determines that Buyer wrongfully exercised its right of termination pursuant to Section 13.1(j) of this Agreement, the aggregate liability of Buyer for all matters arising out of or related to such termination (including, without limitation, attorney's fees and other expenses incurred in connection with the any such dispute) shall be liquidated damages in an amount equal to $3,150,000.

13.4          Survival

.  This Section 13 shall survive the termination of this Agreement.

SECTION 14.MISCELLANEOUS.

14.1          Expenses

.  Except as otherwise provided herein and the Auction and Bid Procedures, each of the parties hereto agrees to be responsible for its own costs incurred by it incident to the performance of its obligations hereunder, without right of reimbursement from the other, whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, those costs incident to the preparation of this Agreement, and the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement.

14.2          Inform of Litigation

.  During the period from the date of this Agreement to the Closing Date, each party will promptly inform the other party in writing of any litigation commenced or, to the Knowledge of such party, Threatened against such party in respect of the transactions contemplated by this Agreement or the Business.

14.3          Assignment

.  This Agreement may not be assigned by operation of law or otherwise by Seller without the prior written consent of Buyer.  This Agreement may not be assigned by operation of law or otherwise by Buyer without the prior written consent of Seller, except, Buyer may, without prior consent of Seller, transfer or assign by operation of law or otherwise this Agreement to any Affiliate or subsidiary of Buyer, provided that in the event Buyer assigns all or a portion of its rights and obligations under this Agreement, Buyer hereby unconditionally and irrevocably guarantees to Seller the prompt and full discharge by such subsidiary or Affiliate of all of Buyer's obligations under this Agreement in accordance with the terms hereof and Seller shall not be required to pursue any remedies against such subsidiary or Affiliate hereunder prior to pursuing against Buyer.  Notwithstanding the foregoing, Seller shall have the right to assign its rights it has under this Agreement after the Closing as required by any plan of reorganization filed in the Bankruptcy Cases.

14.4          Governing Law

.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, including all matters of construction, validity and performance.

14.5          Amendment and Modification

.  No amendment, modification, waiver, replacement, termination, or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer and Seller.

14.6          Notices

.  All notices, requests, demands and other communications hereunder shall be made in writing.  Notices shall be deemed to be duly given if delivered by hand, if mailed by certified or registered mail with postage prepaid, if delivered by fax (with confirmation confirmed) or if sent by nationally-recognized overnight courier as follows:

If to Seller:

Farmland Industries, Inc.
12200 North Ambassador Drive
Kansas City, Missouri 64153
Attention: Robert Schuller, General Counsel

If to Buyer:

Koch Nitrogen Company
4111 East 37th Street North
Wichita, Kansas 67220
Attention:  Jeffrey Walker, President
Fax:  (316) 828-1946

With a copy to:

Koch Nitrogen Company
4111 East 37th Street North
Wichita, Kansas 67220
Attention:  Scott R. Flucke, Senior Counsel
Fax:  (316) 828-3133

With a copy to:

Latham & Watkins Illinois LLC
233 South Wacker Drive
Sears Tower, Suite 5800
Chicago, Illinois 60606
Attention:  David S. Heller and Richard S. Meller
Fax:  (312) 993-9767

or to such other addresses as either party may provide to the other in writing.

14.7          Entire Agreement

.  Except for the Confidentiality Agreement, the Coffeyville Letter Agreement and the Access Agreement (all of which shall survive the execution and delivery of this Agreement but which shall terminate upon the Closing), this Agreement, together with the exhibits, the Disclosure Schedule, and the certificates, agreements, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of Buyer and Seller in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among Buyer and Seller, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

14.8          Successors

. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and to their respective successors and permitted assigns.  In the event that a Chapter 11 trustee should be appointed for Seller, or in the event that Seller's Chapter 11 case should be converted to a case under Chapter 7, the obligations of Seller hereunder shall be binding upon such trustee or successor Chapter 7 estate.

14.9          Counterparts

.  This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

14.10      Severability

.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a Governmental Authority or arbitrator not to be enforceable in accordance with its terms, the parties agree that the Governmental Authority or arbitrator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

14.11      Headings

.  The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

14.12      Schedules

.  All of the exhibits and schedules attached hereto are incorporated herein and made a part of this Agreement by reference.

14.13      Jurisdiction

.  So long as the Bankruptcy Cases are pending, any Proceeding between the parties hereto relating to this Agreement or to any agreement, document or instrument delivered pursuant hereto or in connection with the transactions contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement shall be commenced and maintained exclusively in the Bankruptcy Court, and the parties hereto submit themselves unconditionally and irrevocably to the personal jurisdiction of such court.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FARMLAND INDUSTRIES, INC.

Debtor-in-Possession

By:

Name:

Title:

KOCH NITROGEN COMPANY

By:

Name:

Title:

Exhibits

A                     Description of Transferred Assets

B                      Description of Assumed Liabilities

C                     Excluded Assets

D                     Earnest Money Escrow Agreement

E                      Cure Escrow Agreement

F                      Indemnification Holdback Escrow Agreement

G                     Net Working Capital Methodology and Example Calculations

H                     Adjustment Amount Escrow Agreement

I                       Transition Services Agreement

J                       Optional Assets

K                     Coffeyville Letter Agreement

L                      Severance Policy

Schedules

4.2(a)(ii)           Legal Opinion of in-house Counsel to Seller

4.2(a)(iii)            Assignment and Assumption Agreement

4.2(b)(iv)         Legal Opinion of in-house Counsel to Buyer

5.0                   Disclosure Schedule

7.1(a)(1)         Auction and Bid Procedures

7.1(a)(2)         Bid Protection Order

7.1(a)(3)         Sale Order

7.2                   Facility Employees

7.6                   Surveys and Title Commitments